Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

by and between

EnCarda, Inc.

and

MyoKardia, Inc.

Dated as of November 4, 2024

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

LIST OF SCHEDULES

Schedule 1.10	BMS Know-How
Schedule 1.11	BMS Patents
Schedule 1.52	Knowledge
Schedule 1.53	Lead Compound
Schedule 2.3	Development Plan
Schedule 2.5.2(a)	Manufacturing Technology Transfer Plan
Schedule 2.6	Inventory
Schedule 2.8.1	Regulatory Filings
Schedule 7.5.3	BMS Publications
Schedule 8.2(a)	danicamtiv Clinical Studies
Schedule 10.8	[***]
Schedule 11.4.3	ADR Procedures

LICENSE AGREEMENT

This License Agreement (this “Agreement”), dated as of November 4, 2024 (the “Effective Date”), is made by and between EnCarda, Inc., a Delaware corporation, having an office at 6929 Hayden Road, Scottsdale, Arizona 85250, United States (“EnCarda”), and MyoKardia, Inc., a Delaware corporation, having an office at Route 206 and Province Line Road, Princeton, NJ 08543-4000 (“BMS”). EnCarda and BMS are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, BMS Controls (as defined below) certain intellectual property rights to the Licensed Compounds and Licensed Products, and the Parties desire EnCarda to further develop and commercialize the Licensed Compounds and Licensed Products in the Territory for use in the Field; and

WHEREAS, EnCarda and BMS desire to enter into this Agreement pursuant to which, among other things, EnCarda will develop and commercialize the Licensed Compounds and Licensed Products in the Territory for use in the Field, in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and mutual covenants, agreements, representations, warranties and obligations expressed herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS.

The following terms shall have the following respective meanings:

1.1 “Acceptance” means, with respect to a Drug Approval Application, receipt of written notice from the applicable Regulatory Authority indicating that such Drug Approval Application has been accepted for filing and further Regulatory Authority review.

1.2 “Accounting Standards” means United States Generally Accepted Accounting Principles (GAAP), as consistently applied by EnCarda or its Related Parties, as applicable.

1.3 “AF Specified Indication” means atrial fibrillation.

1.4 “Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with, a Person, at any time (and regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date) but only for so long as such control exists. For purposes of this definition, “control” (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”) means (i) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (ii) beneficial ownership of more than fifty percent (50%) (or the maximum ownership interest permitted by Applicable Law) of the voting securities or other ownership or general partnership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity.

1.5 “Anti-Corruption Laws” means any Applicable Laws regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to Public Officials or private persons, agency relationships, commissions, lobbying, books and records, and financial controls, including the United States Foreign Corrupt Practices Act, 15 U.S.C. §78-dd-1, et seq., the United Kingdom Bribery Act 2010, the Criminal Law and Anti-Unfair Competition Law of the People’s Republic of China, and laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; each as may be amended or supplemented from time to time.

1.6 “Applicable Law” means any applicable federal, state, local, foreign, or multinational law: including the following: GCP; GLP; GMP; and data protection and privacy laws, rules and regulations, including without limitation the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the implementing regulations promulgated thereunder (collectively, “HIPAA”); the E.U. General Data Protection Regulation (2016/679) (“EU GDPR”); and the EU GDPR as incorporated into the laws of the United Kingdom (“UK GDPR”, and, collectively with the EU GDPR, the “GDPR”); and any statute, standard, ordinance, code, rule, regulation, resolution, or promulgation, regulatory guidance, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination, or award entered by or with any Governmental Authority, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision having the force or effect of law. For clarity, any specific references to any Applicable Law or any portion thereof, will be deemed to include all then-current amendments thereto or any replacement or successor law, statute, standard, ordinance, code, rule, regulation, resolution, order, writ, judgment, injunction, decree, stipulation, ruling, or determination thereto.

1.7 “Back-Up Compounds” means any [***].

1.8 “Back-Up Compound Licensed Product” means [***].

1.9 [***]

1.10 “BMS Know-How” means the Know-How that is listed on Schedule 1.10 that is Controlled by BMS as of the Effective Date.

1.11 “BMS Patents” means those Patents in the Territory that are listed on Schedule 1.11 that are Controlled by BMS as of the Effective Date.

1.12 “BMS ROFN Evaluation Term” means, with respect to a Clinical Study, the period commencing upon the date on which EnCarda delivers to BMS the complete Data Package with respect to such Clinical Study in accordance with Section 5.5.1 and ending [***] thereafter (as such period may be extended as set forth in Section 5.5.1).

1.13 “Business Day” means any calendar day other than a Saturday, Sunday or any day on which commercial banks located in New York, New York, U.S. are closed.

1.14 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (i) the first Calendar Quarter of the Term will commence on the Effective Date and end at the end of the Calendar Quarter in which the Effective Date occurs, and (ii) the last Calendar Quarter of the Term will end on the date of termination or expiration of this Agreement.

1.15 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, however, that (i) the first Calendar Year of the Term will commence on the Effective Date and end on December 31 of the same year and (ii) the last Calendar Year of the Term will commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.16 “Change of Control” means, with respect to a Party, any of the following, in a single transaction or a series of related transactions: (i) the sale, lease, exchange, contribution or other transfer of all or substantially all of such Party’s assets; (ii) a merger, reorganization, consolidation or other business combination involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or other business combination; or (iii) a person or entity, or group of persons or entities, acting in concert acquires more than fifty percent (50%) of the voting equity securities or management control of such Party, in each case, directly or indirectly.

1.17 “Clinical Studies” means any tests and studies in human subjects that are required by Applicable Law, or otherwise recommended by the Governmental Authorities, to obtain or maintain any Regulatory Approval for a Licensed Product for one (1) or more Indications, including tests or studies that are intended to expand the Licensed Product labeling for such Licensed Product with respect to such Indication.

1.18 “Combination Product” means a Licensed Product that is comprised of or contains a Licensed Compound as an active ingredient together with one (1) or more other active ingredients, whether in the same or different formulations, and is sold either as a fixed dose or as separate doses as one (1) product.

1.19 “Commercialize” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a drug or product, including activities related to using, marketing, promoting, distributing, importing or exporting such drug or product, and interacting with Governmental Authorities regarding any of the foregoing. “Commercializing” and “Commercialization” shall have correlative meanings.

1.20 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by EnCarda with respect to any objective, activity or decision to be undertaken under this Agreement (including development or commercialization of a Licensed Compound or Licensed Product, as applicable), [***].

1.21 “Competing Product” means any molecule, other than a Licensed Compound or Licensed Product, that [***].

1.22 “Confidential Information” means all proprietary and confidential information of a Party, in written, electronic or other tangible or intangible form, including Know-How, financial information, business information, sales information, customer and potential customer lists and identities, product sales plans, laboratory work sheets, reports, license and sublicense agreements, and other proprietary information, whether or not protectable under patent, trademark, copyright, or other legal principles that is disclosed by one Party to the other under this Agreement.

1.23 “Control” means, with respect to any Patents, Know-How or other intellectual property assets or rights, or Regulatory Approval, as applicable, the possession of (whether by ownership or license or other right, other than pursuant to a license under this Agreement) the ability of a Party to grant the right to access, reference or use, or to grant a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense. Notwithstanding the foregoing, a Party will be deemed not to Control any Patent, Know-How or other intellectual property right that is [***].

1.24 “Controller”, “Data Subject”, “Personal Data” and “Processing” all have the meanings given to those terms in the GDPR.

1.25 “Covers” means, with respect to a Licensed Compound or a Licensed Product and a country and a BMS Patent, that the composition, making, using, selling, offering for sale, importation or exporting of such Licensed Compound or Licensed Product would, but for a license granted in this Agreement under such BMS Patent, infringe any claim of such BMS Patent in the country in which the activity occurs. In the case where such claim is pending, such infringement assessment is based on such pending claim if it were to issue without modification. “Covered” shall have correlative meaning.

1.26 “Data Lock” means, with respect to a Clinical Study being conducted by or on behalf of EnCarda for a Licensed Product, the locking by or on behalf of EnCarda of the database that contains the data for such Clinical Study following completion of such Clinical Study in order to prevent or control any further changes to such data after review, query resolution and reasonable determination by EnCarda (in accordance with industry standards) that such database is ready for analysis.

1.27 “Data Package” means, with respect to a given Clinical Study for Lead Compound Licensed Product(s), the following: (i) the clean, topline data generated from such Clinical Study and a reasonably detailed analysis of the data and applicable endpoints of such Clinical Study after Data Lock; (ii) all Regulatory Filings and material correspondence to and from any Governmental Authority regarding such Lead Compound Licensed Product(s) (including any amendments made to any documents filed with any Governmental Authority); (iii) a reasonably detailed summary of any other Development activities conducted by or on behalf of EnCarda (or any of its Affiliates) hereunder with respect to such Lead Compound Licensed Product(s), including any data generated in connection therewith which are Controlled by EnCarda or its Affiliates; (iv) any updates or amendments to the last version of the Development Plan provided to BMS in accordance with Section 2.3; and (v) such other information regarding such Lead Compound Licensed Product(s) as BMS may reasonably request that then exists and is in EnCarda’s (or its Affiliate’s) Control.

1.28 “DCM Specified Indication” means dilated cardiomyopathy or genetic dilated cardiomyopathy.

1.29 “Develop” means all research, preclinical drug development activities and all clinical drug development activities, including, toxicology, formulation, statistical analysis and report writing, conducting Clinical Studies for the purpose of obtaining and maintaining Regulatory Approval (including post-Regulatory Approval studies), and regulatory affairs related to all of the foregoing. “Developing,” “Developed” and “Development” shall have correlative meanings.

1.30 “Distributor” means any Person appointed by EnCarda or any of its Affiliates or any of its or their Sublicensees to distribute, market and sell a Licensed Product, as applicable, with or without packaging rights, in one or more countries or other jurisdictions in the Territory in circumstances where such Person purchases its requirements of Licensed Product from EnCarda or its Affiliates or Sublicensees for resale, but does not otherwise make any royalty or other payment to EnCarda or its Affiliates or its Sublicensees with respect to EnCarda’s or its Affiliate’s intellectual property rights or other rights (including the BMS Know-How or BMS Patents licensed to EnCarda hereunder) with respect to, or its purchase of, such Licensed Product.

1.31 “Dollar” means a U.S. dollar, and “$” will be interpreted accordingly.

1.32 “Drug Approval Applications” means (i) Marketing Authorization Application submitted to EMA for the purpose of obtaining European Commission approval for the marketing of the Licensed Product for the countries located within the European Union, (ii) a New Drug Application (“NDA”) filed pursuant to the requirements of the FDA, as more fully defined in the FFDCA, or (iii) any equivalent registration application filed to the applicable Governmental Authority for approval to market the Licensed Product in any country other than the European Union or the United States, in each case, including all additions, deletions or supplements thereto.

1.33 “Drug Master Files” means submissions to the FDA that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs and comparable submissions to other Governmental Authorities.

1.34 “EMA” means the European Medicines Agency or any successor Governmental Authority having substantially the same function.

1.35 “EnCarda Know-How” means any and all Know-How (i) [***] and (ii) Controlled by EnCarda or any of its Affiliates.

1.36 “EnCarda Patents” means any and all Patents that are Controlled by EnCarda (or any of its Affiliates) that (i) claim or cover EnCarda Know-How or (ii) [***].

1.37 “EnCarda Reversion Technology” means EnCarda Know-How and EnCarda Patents, in each case, Controlled by EnCarda or its Affiliates as of the effective date of termination, that is [***] as of the applicable effective date of termination.

1.38 “EU Major Market” means each of France, Germany, Italy, Spain and the United Kingdom.

1.39 “European Union” or “E.U.” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto; provided that for the purposes of this Agreement, the European Union shall be deemed to include the United Kingdom.

1.40 “FDA” means the United States Food and Drug Administration or any successor Governmental Authority having substantially the same function.

1.41 “FFDCA” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as amended from time to time.

1.42 “Field” means all human uses.

1.43 “First Commercial Sale” means the first sale for monetary value to a Third Party for use or consumption of the Licensed Product by EnCarda or its Related Party(ies). For the avoidance of doubt, a First Commercial Sale may only occur after the Licensed Product has received all Regulatory Approvals for the country in which the First Commercial Sale occurs [***].

1.44 “Generic Product” means, with respect to a Licensed Product and a country in the Territory, any product that [***].

1.45 “Governmental Authority” means any federal, state, or local government, or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body, with responsibility for granting licenses or approvals, including Regulatory Approval, for the Development, marketing, sale or manufacture of the Licensed Compounds or any Licensed Product in any country, including the FDA.

1.46 “GxP” means, collectively, all relevant good practice quality guidelines and regulations, encompassing such internationally recognized standards as Good Manufacturing Practice (GMP), Good Clinical Practice (GCP), Good Laboratory Practice (GLP), Good Distribution Practice (GDP), and Good Review Practice (GRP), in each case (i) as such terms are defined from time to time by the FDA and other applicable Governmental Authorities pursuant to its regulations, guidelines or otherwise and (ii) as applicable from time to time to the Development or Manufacturing of the Licensed Compounds or a Licensed Product or any intermediate thereof pursuant to Applicable Law.

1.47 “IND” means an investigational new drug application filed with the FDA or the equivalent application or filing filed with any equivalent Governmental Authority outside the United States (including any supra-national entity such as in the European Union) for approval to commence Clinical Studies in such jurisdiction, and including all regulations at Title 21 of the Code of Federal Regulations Part 312 et seq. and equivalent foreign regulations.

1.48 “Indication” means an entirely separate and distinct disease or medical condition in humans [***].

1.49 “Inventions” means all inventions, whether or not patentable, discovered, made, developed, generated, conceived or reduced to practice in the course of conducting activities under this Agreement or through the exercise of a license granted in this Agreement.

1.50 “Investment Agreements” means the Subscription Agreement, dated of the Effective Date, by and between EnCarda and BMS, the Stockholders Agreements (as such term is defined therein), and the Equity Side Letter Agreement, dated of the Effective Date by and among EnCarda, BMS, and Bristol-Myers Squibb Company, each as may be amended from time to time.

1.51 “Know-How” means any and all proprietary information and materials (whether patentable or not) related to the Licensed Compounds, Licensed Product, or any formulation, product improvement or use thereof, or the Development, Manufacture or Commercialization thereof, that are not in the public domain, including, to the extent related to the foregoing, (i) ideas, discoveries, inventions, improvements, technology or trade secrets, (ii) pharmaceutical, chemical and biological materials, products, components or compositions, (iii) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (iv) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical or safety data and information, (v) technical and non-technical data and other information related to the foregoing, and (vi) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials.

1.52 “Knowledge” means the actual knowledge of the individuals listed on Schedule 1.52 (in each case, solely with respect to the corresponding subject matter specified therein), [***].

1.53 “Lead Compound” means (i) that certain BMS proprietary cardiac myosin activator compound known as danicamtiv and formerly known as MYK-491, as described on Schedule 1.53 (“danicamtiv”), and (ii) any [***].

1.54 “Lead Compound Licensed Product” means any pharmaceutical product containing any Lead Compound, alone or in combination with one (1) or more other active ingredients, in any and all forms, presentations, formulations and dosage forms.

1.55 “Licensed Compound” means (i) any Lead Compound, (ii) [***] or (iii) [***], as applicable.

1.56 “Licensed Product” means any (i) Lead Compound Licensed Product or (ii) Back-Up Compound Licensed Product, as applicable. A Licensed Product will only be deemed a different Licensed Product hereunder [***].

1.57 “Losses” means any and all claims, liabilities, damages, awards, costs, expenses, including reasonable fees and disbursements of counsel and any consultants or experts and expenses of investigation, obligations, liens, assessments, judgments, fines and penalties imposed upon or incurred by an Indemnified Party.

1.58 “Manufacture” means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including test method development and stability testing, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing. “Manufacturing” and “Manufactured” shall have correlative meaning.

1.59 [***]

1.60 [***]

1.61 [***]

1.62 “Net Sales” means, with respect to any Licensed Product, the total amounts invoiced in arm’s-length transactions by EnCarda or a Related Party for sales of such Licensed Product to a Third Party [***], less the sum of the following (to the extent not reimbursed by any Third Party):

[***]

Such amounts shall be determined consistent with a Related Party’s customary practices and in accordance with Accounting Standards.

It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by each Related Party consistent with its customary practices and in accordance with Accounting Standards.

If a Licensed Product is sold as a Combination Product, the Net Sales of such Licensed Product for the purpose of calculating royalties owed under this Agreement for sales of such Licensed Product, shall be determined as follows: [***]

1.63 “Patent” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

1.64 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.65 “Phase 2 Trial” means a Clinical Study of a Licensed Product in any country of the type described in U.S. federal regulation 21 C.F.R. § 312.21(b), as amended, or an equivalent Clinical Study in any country or other jurisdiction outside of the United States.

1.66 “Phase 2b Trial” means a Clinical Study of a Licensed Product in any country that is designed to make a further determination of the effectiveness and safety of a Licensed Product for a particular Indication in subjects with the disease or Indication under study, across the intended clinical range of doses, on a sufficient number of subjects and for a sufficient duration to preliminarily confirm the optimal manner of use of such Licensed Product (dose and dose regimen) sufficient to initiate one (1) or more pivotal Phase 3 Trials.

1.67 “Phase 3 Trial” means a Clinical Study of a Licensed Product in any country of the type described in 21 C.F.R. § 312.21(c), as amended, or an equivalent Clinical Study in any country or other jurisdiction outside the United States.

1.68 “Privacy Laws” means any Applicable Laws regarding the collection, use, transfer, storage, protection, deletion, processing (both by computer and manually), combination, or other use of Clinical Study subject or patient data (which may include protected health information as defined under HIPAA) or other Personal Data.

1.69 “Public Official” means (i) any elected or appointed officer, employee or representative of any regional, federal, state, provincial, county or municipal Governmental Authority, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority, including any state-owned or controlled veterinary, laboratory research or medical facility; (iii) any political party officer, candidate for public office, or political party employees or individuals acting for or on behalf of a political party or candidate for public office; (iv) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (v) any person acting in an official capacity for any Governmental Authority, enterprise or organization identified above. For clarity, healthcare providers employed by government-owned or -controlled hospitals, or a person serving on a healthcare committee that advises a Governmental Authority, will be considered Public Officials.

1.70 “Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all approvals, licenses, registrations, or authorizations of the applicable Regulatory Authority necessary to Commercialize a drug or product in such country or other jurisdiction in accordance with Applicable Law, including (i) pricing approvals and marketing authorizations, (ii) any prerequisite Manufacturing approval or authorization required by a Regulatory Authority, and (iii) approval of product labeling (including approvals for any expansion or modification of the label), in each case of (i), (ii), and (iii), to the extent applicable [***] in such country or other jurisdiction in accordance with Applicable Law.

1.71 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval of a product in such country or regulatory jurisdiction.

1.72 “Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent protection, granted by a Governmental Authority in such country or other jurisdiction which confers an exclusive commercialization period during which EnCarda or its Related Parties have the exclusive right to market and sell a Licensed Compound or a Licensed Product in such country or other jurisdiction through a regulatory exclusivity right.

1.73 “Regulatory Filings” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) with respect to the testing, Development, Manufacture, or Commercialization of any Licensed Product made to or received from any Governmental Authority in a given country or jurisdiction, including INDs, Drug Approval Applications, and Regulatory Approvals.

1.74 “Related Compound” means, with respect to any compound, any [***].

1.75 “Related Party” means each Affiliate of EnCarda and all Sublicensees.

1.76 “Reversion Product” means any Licensed Product that (i) is the subject of Development or Commercialization by EnCarda or any Related Party in the Territory as of the applicable effective date of termination [***].

1.77 “Royalty Term” means, with respect to each Licensed Product and each country or other jurisdiction in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country or other jurisdiction, and ending on the later to occur of (i) the date of expiration or invalidation of the last Valid Claim of any BMS Patent that Covers the composition of matter of such Licensed Product or method of using or making such Licensed Product (or a Licensed Compound contained in such Licensed Product), in each case, in such country or other jurisdiction in which such Licensed Product is used or sold; (ii) the expiration of Regulatory Exclusivity in such country or other jurisdiction for such Licensed Product; and (iii) the [***] anniversary of the First Commercial Sale of such Licensed Product in such country or other jurisdiction.

1.78 “Safety Reason” means [***].

1.79 “Senior Executives” means: (a) with respect to BMS, the Executive Vice President, Chief Medical Officer of BMS with respect to matters related to Development and the Executive Vice President, Chief Commercialization Officer of BMS with respect to matters related to the Commercialization activities, in either case, or such successor role as may be applicable, or any person designated by such Senior Executive (or successor role, if applicable) for BMS with the appropriate experience, knowledge, responsibility and decision-making authority with respect to the matter being discussed and (b) with respect to EnCarda, the Chief Executive Officer of EnCarda or such successor role as may be applicable.

1.80 “Shared Personal Data” means the Personal Data included in the BMS Know-How and Pharmacovigilance safety information/reporting information shared by BMS with EnCarda pursuant to this Agreement in connection with the Development and Commercialization of the Licensed Compounds and Licensed Products.

1.81 “Side Letter Agreement” means that certain Side Letter Agreement dated as of the Effective Date between EnCarda and Bristol-Myers Squibb Company, as may be amended from time to time.

1.82 [***]

1.83 “Sublicensee” means any Third Party (other than a Distributor) that is granted a sublicense by EnCarda or its Affiliate under any BMS Patents or BMS Know-How licensed under Section 5.1 in accordance with Section 5.3.

1.84 “Sublicensing Revenue” means [***].

1.85 “Territory” means worldwide.

1.86 “Third Party” means any person or entity other than BMS, EnCarda, and their respective Affiliates.

1.87 “United States” or “U.S.” means the United States of America, including its territories and possessions.

1.88 “Valid Claim” means (i) any claim of an issued and unexpired or granted patent included within the BMS Patents, that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), including through reissue or disclaimer; or (ii) any claim in any pending patent application within the BMS Patents that has not been cancelled, withdrawn, or abandoned (without the possibility of appeal, reinstatement or re-filing); provided that, on a country-by-country or jurisdiction-by-jurisdiction basis, any claim in a patent application of a BMS Patent that has been pending for more than [***] will not be considered to be a Valid Claim for purposes of this Agreement unless and until a Patent that meets the criteria set forth in clause (i) above with respect to such application issues or is granted.

1.89 “Violation” means that EnCarda or any of its officers or directors or any other EnCarda personnel (or other permitted agents of EnCarda performing activities hereunder, including any of EnCarda’s Related Parties or Third Party contractors and their respective officers and directors) has been: (i) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (ii) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (http://www.epls.gov); or (iii) listed by any US Federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (i), (ii) and (iii) collectively the “Exclusions Lists”).

1.90 [***]

1.91 Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
ADR	11.4.1
Agreement	Preamble
Agreement Payments	4.5.3
Audit	4.6.2
BMS	Preamble
danicamtiv	1.53
danicamtiv Product	8.2(a)
Development Plan	2.3
Development Report	2.4
Dispute	11.4.1
DMS Notice	2.5.1
Effective Date	Preamble
EnCarda	Preamble
[***]	6.3.1
EU GDPR	1.6
Exclusions Lists	1.89
Exclusivity Term	5.6.1
GDPR	1.6
Grandfathered Competing Product	5.6.3
HIPAA	1.6
HSR Act	8.3.6
Indemnified Party	9.3
Indemnifying Party	9.3
Indirect Taxes	4.5.4
Inventory	2.6
Know-How Transfer Period	2.5.1
Licensed Product Infringement	6.3.1
Manufacturing Technology Transfer	2.5.1
Milestone Events	4.2
Milestone Payments	4.2
NDA	1.32
Negotiation Exercise Notice	5.5.2
Party	Preamble
Patent Challenge	10.6
Reversion License	10.8(a)
[***]	10.8(a)
Sales Milestone	4.2.2
Sales Milestone Payment	4.2.2
Term	10.1
Title 11	10.10
Triggering Event	5.6.2
UK GDPR	1.6
Withholding Taxes	4.5.3

ARTICLE 2

DEVELOPMENT AND REGULATORY.

2.1 General. Subject to the terms and conditions of this Agreement, including Section 2.2 and Section 5.5, during the Term, EnCarda will be solely responsible for the Development, including all costs thereof, of the Licensed Compounds and Licensed Products in the Field in the Territory.

2.2 Diligence. EnCarda will use Commercially Reasonable Efforts to Develop (including filing Drug Approval Applications and seeking Regulatory Approval) and seek Regulatory Approval for at least one (1) Licensed Product for at least one (1) Indication in the Field (i) in the U.S. and (ii) in at least [***] of the EU Major Markets, and in accordance with the Development Plan.

2.3 Development Plan; Performance. EnCarda shall Develop the Licensed Compounds and Licensed Products in the Field in the Territory in accordance with a development plan as prepared and updated as set forth in this Section 2.3 (the “Development Plan”). The initial Development Plan timeline is attached hereto as Schedule 2.3. Annually (prior to the end of the first Calendar Quarter in each Calendar Year), EnCarda will submit to BMS an updated Development Plan. The updated Development Plan will include [***]. BMS will have the right to comment on the Development Plan, including any updates thereto. In the event BMS reasonably disagrees with the Development Plan, including any updates thereto, [***]. EnCarda shall promptly notify BMS if, as a result of interactions with Regulatory Authorities in relation to any Licensed Compound or Licensed Product, EnCarda reasonably determines that the estimated timelines for Development for Licensed Compound or Licensed Product set forth in the Development Plan are likely to be materially delayed, and shall promptly thereafter update the Development Plan to reflect such revised estimated timelines.

2.4 Development Reports. EnCarda will provide BMS with reasonably detailed written reports describing the progress with respect to the Development efforts by or on behalf of EnCarda and its Related Parties (each, a “Development Report”). Such Development Reports will be provided [***]. Each Development Report will include, at a minimum, the following information for the Lead Compounds and Back-Up Compounds, Lead Compound Licensed Products and Back-Up Compound Licensed Products in the Field in the Territory: [***]. If any such Development obligations have been sublicensed to a Sublicensee, EnCarda shall require the Sublicensee to provide to BMS (directly or through EnCarda) the same information as required of EnCarda hereunder with respect to the progress of the development of any Lead Compound, Back-Up Compound, Lead Compound Licensed Products and Back-Up Compound Licensed Products by such Sublicensee [***]. If requested by BMS, EnCarda’s or its Affiliates’ personnel who prepared the report will discuss and answer (and, if applicable and unless prohibited under the relevant sublicense, EnCarda shall use reasonable efforts to request for the relevant Sublicensee personnel who prepared the report to discuss and answer) any reasonable questions or comments that BMS might have on the report via e-mail, and following such correspondence, if reasonably necessary, upon BMS’ reasonable request, will meet with BMS (which may be by teleconference) to discuss any reasonable questions or comments that BMS might have on the report and Development activities conducted by or on behalf of EnCarda and its Related Parties.

2.5 Technical Assistance.

2.5.1 Know-How Transfer Period. EnCarda will promptly provide BMS with written notice of its establishment of a validated data management system for the collection and storage of the BMS Know-How (the “DMS Notice”). Within [***] after receipt of the DMS Notice from EnCarda, to the extent not done so already, BMS shall disclose and make available to EnCarda, in electronic format (or tangible embodiments, if electronic is not available), the BMS Know-How. At the request of EnCarda, during the [***] period following the receipt of the DMS Notice from EnCarda (the “Know-How Transfer Period”), BMS shall provide EnCarda with any assistance as reasonably requested by EnCarda (but not to exceed a cumulative maximum of [***] of assistance) to effectuate the transfer to EnCarda of the BMS Know-How. BMS shall have no obligation to reformat or otherwise alter or modify any materials, or to create materials in electronic form, in order to provide them to EnCarda.

2.5.2 Manufacturing Technology Transfer.

(a) Without limiting the provisions of Section 2.5.1, BMS will perform a technology transfer of Manufacturing capabilities and process within the BMS Know-How to EnCarda, or its designee pursuant to and in accordance with the terms and conditions of the Manufacturing technology transfer plan attached hereto as Schedule 2.5.2(a) (the “Manufacturing Technology Transfer”). The Parties shall [***] complete the Manufacturing Technology Transfer within [***] after the Effective Date.

(b) [***]

2.5.3 [***]

2.6 Inventory. BMS shall, at EnCarda’s request, make available for transfer to EnCarda that inventory of the Licensed Compounds and other Development materials for the Licensed Compounds in BMS’ (or its Affiliates’ or its Third Party contract manufacturer’s) inventory as of the Effective Date and set forth on Schedule 2.6 (such quantities of the Licensed Compounds and other Development materials, the “Inventory”). At any time during the period commencing on [***], EnCarda may elect to purchase and take delivery of all of such Inventory, for [***], by providing written notice to BMS, and BMS shall make such Inventory available for transfer to EnCarda. EnCarda shall pay BMS [***]. Other than the obligations to make available for transfer to EnCarda the Inventory EnCarda elects to have transferred as provided in this Section 2.6, BMS shall have no obligations or liability with respect to any inventory of the Licensed Compounds or Development materials and all such Inventory made available for transfer to EnCarda hereunder shall be transferred to EnCarda on an “as-is,” “where-is” basis, without any warranties of any kind. BMS shall not be obligated to continue to maintain or store any such Inventory that EnCarda does not elect to purchase following the expiration of such [***] period, and BMS shall be permitted to destroy or dispose of any such Inventory, in its sole discretion.

2.7 Records. EnCarda shall, and shall ensure that its Related Parties and Third Party contractors, maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, which shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of its Development activities hereunder. Such records shall be retained by EnCarda or the Related Parties or Third Party contractors for at least [***] after the termination of this Agreement, or for such longer period as may be required by Applicable Law.

2.8 Regulatory Matters.

2.8.1 Regulatory Filings. As soon as reasonably practicable following the receipt of the DMS Notice from EnCarda (but no later than [***] after such receipt), BMS shall [***]. EnCarda shall cooperate in connection therewith and shall perform all duties under such Regulatory Filings, Regulatory Approvals, and Drug Master Files from and after such assignment. If any Regulatory Filings or Regulatory Approvals for the Licensed Compounds or any Licensed Product are required for any of EnCarda’s (or its Related Party’s or subcontractor’s, as applicable) activities hereunder with respect to the Licensed Compounds or Licensed Products in the Field in the Territory, then EnCarda will be responsible for and shall bear all costs for obtaining, maintaining and complying with such Regulatory Filings or Regulatory Approvals. Unless otherwise required by Applicable Law, all such Regulatory Filings and Regulatory Approvals will be filed in the name of and owned by EnCarda, and EnCarda will hold all Regulatory Approvals for Licensed Products throughout the Territory for use in the Field [***]. At least [***] prior to the submission of any material Regulatory Filings or Regulatory Approvals in the US or the EU Major Markets by EnCarda or its Affiliates with respect to the Licensed Compounds or Licensed Products in the Field in the Territory, EnCarda will provide a copy thereof to BMS, and EnCarda will [***]. EnCarda will [***] obtain the foregoing review and comment rights for BMS from its Sublicensees. [***] EnCarda will promptly provide BMS with written notice of the granting of any Regulatory Approval for a Licensed Product.

2.8.2 Regulatory Interaction. As between the Parties, EnCarda will oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, the applicable Governmental Authorities in the Territory with respect to the Licensed Compounds or any Licensed Product in the Field in the Territory. As between the Parties, EnCarda will be solely responsible for interfacing, corresponding and meeting with the Governmental Authorities throughout the Territory with respect to the Licensed Compounds or Licensed Products in the Field in the Territory. EnCarda will promptly provide (and no event more than [***] from the receipt of submission thereof) BMS with copies of any material correspondence between EnCarda and Governmental Authorities relating to the Licensed Compounds or Licensed Products. Notwithstanding anything to the contrary contained herein, nothing in this Agreement will prohibit or otherwise limit BMS (or its designees) from interacting with any Governmental Authorities (including communications and other filings) with respect to the Licensed Compounds and Licensed Products in the Field in the Territory solely in order to satisfy regulatory requirements or Applicable Law.

2.8.3 Pharmacovigilance. After the Effective Date, BMS shall [***]. Such information/reporting will be provided to EnCarda as follows by email to the following address: [***]. Should EnCarda have questions related to the forwarded information, EnCarda will contact BMS at the following email address: [***].

ARTICLE 3

COMMERCIALIZATION; MANUFACTURE.

3.1 General. Subject to the terms and conditions of this Agreement, including Section 3.2 and Section 5.5, as between the Parties, EnCarda will be solely responsible for the Commercialization, including all costs thereof, of the Licensed Compounds and Licensed Products for sale in the Field in the Territory.

3.2 Diligence. EnCarda (itself or through its Related Parties) will use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Product for at least one (1) Indication in the Field (i) in the U.S. and (ii) in at least [***] of the EU Major Markets, in each case, for which EnCarda (or its Related Parties or subcontractors, as applicable) has obtained Regulatory Approval for such Licensed Product.

3.3 Reports. Following the First Commercial Sale of a Licensed Product in a country in the Territory, within [***] of each filing of EnCarda’s annual report with the U.S. Securities and Exchange Commission (or if no such report is filed, then within [***] after the end of each Calendar Year), EnCarda shall provide BMS with a [***] report [***] summarizing EnCarda’s and its Related Parties’ [***] Commercialization activities [***] during the period since the previous such report, [***], if applicable. If requested by BMS, EnCarda personnel will discuss and answer any reasonable questions or comments that BMS might have on the report and EnCarda’s Commercialization activities via e-mail, and following such correspondence, [***] promptly meet with BMS, which may be by teleconference, to discuss and answer any outstanding questions or comments.

3.4 Manufacture. Subject to the terms and conditions of this Agreement, including Section 2.5.2, Section 3.2 and Section 5.5, EnCarda will be solely responsible for the Manufacture, including all costs thereof, of the Licensed Compounds and Licensed Products for all purposes under this Agreement.

ARTICLE 4

FINANCIALS.

4.1 Equity Issuance. In partial consideration for the rights granted by BMS to EnCarda hereunder, on the Effective Date, the Parties are entering into the Investment Agreements as of the Effective Date pursuant to which EnCarda shall issue to BMS upon the Effective Date One Million Two Hundred Fifty-One Thousand One Hundred Seven (1,251,107) shares of Series A Preferred Stock of EnCarda valued at Twenty Four Million Three Hundred Thousand One Dollars and Four Cents ($24,300,001.04) in the aggregate, at a price per share of $19.4228.

4.2 Milestones. In partial consideration of the rights granted by BMS to EnCarda hereunder and subject to the terms and conditions set forth in this Agreement, EnCarda shall pay to BMS the milestone payments set forth in this Section 4.2 (collectively, “Milestone Payments”) upon the first achievement of the corresponding milestone event set forth in this Section 4.2 (collectively, “Milestone Events”), in each case within the period of time set forth herein.

4.2.1 Development and Regulatory Event Milestones. Following the first achievement by EnCarda, or its Related Parties hereunder of the corresponding Milestone Event listed in this Section 4.2.1 and set forth in the table below by a Licensed Product, EnCarda shall pay BMS the one-time, non-refundable, non-creditable, Milestone Payments listed in this Section 4.2.1 and set forth in the table below, in each case in accordance with the procedure set forth in this Section 4.2.1.

Development and Regulatory Milestone for Licensed Products	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
Maximum potential Milestone Payments for Licensed Products	$42,500,000

The Milestone Payments listed above shall be made only once upon the first achievement of each relevant Milestone Event [by a Licensed Product (which, for clarity, need not be the same Licensed Product that achieved any other Milestone Event), regardless of the number of Licensed Products that achieve any particular Milestone Event. EnCarda shall notify BMS in writing, and shall pay BMS the appropriate Milestone Payment, in each case within [***] following the achievement of each Milestone Event set forth in this Section 4.2.1. The maximum aggregate amount payable by EnCarda pursuant to this Section 4.2.1 is Forty Two Million Five Hundred Thousand Dollars ($42,500,000).

4.2.2 Initial Sales-Based Milestones for Licensed Product. EnCarda shall pay to BMS the following one-time (subject to Section 4.2.3), non-refundable, non-creditable sales-based milestone payments listed in this Section 4.2.2 and set forth in the table below following the first achievement hereunder by the first Licensed Product in a given Calendar Year, whether Net Sales are made by EnCarda or its Related Parties (each such sales milestone event, a “Sales Milestone” and its corresponding milestone payment, a “Sales Milestone Payment”). Each Sales Milestone Payment shall be in accordance with the procedure set forth in this Section 4.2.2.

Sales Milestone for a given Licensed Product	Sales Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Maximum potential Sales Milestone Payments for Licensed Products (subject to Section 4.2.3)	$265,000,000

Subject to Section 4.2.3, each Sales Milestone Payment in this Section 4.2.2 shall be payable only upon the first achievement of such Sales Milestone in a Calendar Year (which, for clarity, need not be the same Licensed Product that achieved any other Sales Milestone), and no amounts shall be due for subsequent or repeated achievements of such Sales Milestone in subsequent Calendar Years. In the event that EnCarda or its Related Parties achieve more than one Sales Milestone in a given Calendar Year, EnCarda shall pay to BMS a separate Sales Milestone Payment with respect to each Sales Milestone that is achieved in such Calendar Year. [***] EnCarda shall notify BMS in writing, and shall pay BMS the appropriate Milestone Payment, in each case within [***] following the Calendar Quarter in which any Sales Milestone was achieved. For clarity, subject to Section 4.2.3, each Sales Milestone will be paid a maximum of one (1) time, and Sales Milestone Payments previously paid by EnCarda for any Licensed Product will not be paid again for any repeated achievement of such Sales Milestone by the same Licensed Product.

4.2.3 Additional Sales-Based Milestones. From and after the first approval of a Drug Approval Application by the applicable Regulatory Authority for any Licensed Product in any country or other jurisdiction in the Territory, in the event that any Sales Milestone set forth in Section 4.2.2 that has been achieved by any Licensed Product is subsequently achieved by a different Licensed Product, EnCarda shall pay BMS the one-time, non-refundable, non-creditable, corresponding Sales Milestone Payment listed in Section 4.2.2 for such subsequent achievement. EnCarda shall notify BMS in writing, and shall pay BMS the appropriate Sales Milestone Payment, in each case within [***] following the Calendar Quarter in which any Sales Milestone was achieved. For clarity, each Sales Milestone Payment will be paid a maximum of two (2) times (a maximum of one (1) time pursuant to Section 4.2.2 and a maximum of one (1) time pursuant to this Section 4.2.3), and Sales Milestone Payments previously paid by EnCarda for a Licensed Product will not be paid again for any repeated achievement of such Sales Milestone by the same Licensed Product. The maximum aggregate amount payable by EnCarda pursuant to Section 4.2.2 or this Section 4.2.3 is [***].

4.3 Sublicensing Revenue. If EnCarda or its Affiliate enters into an agreement that could generate Sublicensing Revenue within twenty-four (24) months of the Effective Date, EnCarda shall pay to BMS [***] of all such Sublicensing Revenue (regardless of when such Sublicensing Revenue is actually generated or received). EnCarda shall pay BMS its portion of all Sublicensing Revenue within [***] of the date that such Sublicensing Revenue is received by EnCarda or its Affiliate. [***].

4.4 Royalties.

4.4.1 Royalties. As further consideration for the rights granted to EnCarda hereunder, commencing upon the First Commercial Sale of a Licensed Product in the Territory, on a Licensed Product-by-Licensed Product and country-by-country basis, EnCarda shall pay to BMS a non-refundable, non-creditable royalty on aggregate Net Sales of such Licensed Product, in the Territory (excluding Net Sales of such Licensed Product in any country or other jurisdiction in the Territory for which the Royalty Term for such Licensed Product in such country or other jurisdiction has expired) during each Calendar Year at the following rates:

Net Sales in the Territory of each Licensed Product containing the same Licensed Compound in a Calendar Year	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

4.4.2 Royalty Term. EnCarda shall have no obligation to pay any royalty with respect to Net Sales of a given Licensed Product in a given country or other jurisdiction after the Royalty Term for such Licensed Product in such country or other jurisdiction has expired.

4.4.3 Reductions. Notwithstanding Section 4.4.1, on a Licensed Product-by- Licensed Product basis:

(a) from and after the date on which such Licensed Product is not Covered by a Valid Claim of a BMS Patent in a particular country or other jurisdiction in the Territory during the Royalty Term for such Licensed Product in such country or other jurisdiction, the royalty rates set forth in Section 4.4.1 applicable to Net Sales of such Licensed Product in such country or other jurisdiction shall be reduced by [***];

(b) if (i) in a particular country or other jurisdiction in the Territory during the Royalty Term for such Licensed Product in such country or other jurisdiction, there are one or more Generic Products being sold in such country or other jurisdiction with respect to such Licensed Product and (ii) during a Calendar Quarter for which royalties are being calculated hereunder, the aggregate number of units of such Licensed Product sold in such country or other jurisdiction for such Calendar Quarter declines by [***], relative to the average quarterly unit volume sales of such Licensed Product in such country or other jurisdiction in the [***] Calendar Quarters prior to the first entry of a Generic Product in such country or other jurisdiction (based on sales data as reported by a well-known reporting service agreed between the Parties acting reasonably [***]), then the royalty rates set forth in Section 4.4.1 applicable to Net Sales of such Licensed Product in such country or other jurisdiction for such Calendar Quarter and all future Calendar Quarters thereafter shall be reduced by [***]; [***];

(c) if EnCarda (i) obtains a license or rights under Patents or Know-How of a Third Party [***] that are [***] or obtaining the right to license such Patents or Know-How for use in connection with any of the foregoing, would result [***] to such Third Party, then EnCarda shall be entitled to deduct from the royalties due to BMS with respect to Net Sales of such Licensed Product in a particular Calendar Quarter under Section 4.4.1 an amount equal to [***] of the amount of [***] actually paid by EnCarda (or any of its Related Parties) to such Third Party including [***]; and

(d) if during the Royalty Term for a Licensed Product, such Licensed Product, is designated as a “selected drug” by the Secretary of the U.S. Department of Health and Human Services under the Inflation Reduction Act, and EnCarda or its Affiliate or Sublicensee is required to negotiate a maximum fair price that will apply to sales of such Licensed Product, during the price applicability period as specified in the Inflation Reduction Act, then (i) in the case of EnCarda and its Affiliate, [***], and (ii) in the case of a Sublicensee, [***], but in no event shall such deduction exceed [***];

provided, however that on a Licensed Product-by-Licensed Product, and country-by-country basis, during the Royalty Term, in no event will royalty rate that otherwise would be applicable under Section 4.4.1 to such Licensed Product in such country in a Calendar Quarter be reduced by more than [***] as a result of the operation of the foregoing clauses (a), (b), (c) and (d), as applicable, individually or in combination [***].

4.4.4 Royalty Reporting and Payment. From and after the First Commercial Sale of a Licensed Product in the Territory, within [***] following the end of each Calendar Quarter thereafter, EnCarda shall furnish to BMS a written report for the Calendar Quarter showing Net Sales of Licensed Product, on a Licensed Product-by-Licensed Product and country-by-country basis during such Calendar Quarter and the amounts payable under this Agreement pursuant to this Section 4.4 for such Calendar Quarter in connection with such Net Sales. Each such written report shall include [***]. Simultaneously with the submission of the written report, EnCarda shall pay to BMS a sum equal to the aggregate amounts due for such Calendar Quarter under this Section 4.4 calculated in accordance with this Agreement.

4.4.5 Forecast. On a Licensed Product-by-Licensed Product basis, from and after the First Commercial Sale of such Licensed Product in the Territory, EnCarda shall provide, to the extent EnCarda or its Affiliate is Commercializing such Licensed Product, [***].

4.5 Payments.

4.5.1 Mode of Payment. All payments to be made by EnCarda to BMS under this Agreement will be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by BMS from time to time upon at least [***] prior written notice. All payments will be made in Dollars. If, due to restrictions or prohibitions imposed by national or international authority, any portion of the payments cannot be made as aforesaid, the Parties will consult with a view to finding a prompt and acceptable solution, and EnCarda will make such payments in any manner as BMS may lawfully direct. Notwithstanding the foregoing, if any portion of the royalties or other payments in any country or any other payments due to BMS under this Agreement cannot be remitted to BMS for any reason within [***] after the end of the Calendar Quarter during which they are earned, then, at the request of BMS, EnCarda will be obligated to deposit such royalties or other payments, as applicable, in a bank account in such country in the name of BMS or its designee.

4.5.2 Currency Exchange. All payments made by EnCarda under this Agreement shall be in Dollars. EnCarda’s then current standard exchange rate methodology used for purposes of preparing its audited consolidated financial statements will be employed for the translation of foreign currency sales into Dollars; provided such methodology is consistent with EnCarda’s Accounting Standards. EnCarda shall provide to BMS reasonable detail of its standard exchange rate methodology promptly following the Effective Date, and shall provide any material updates in a timely manner thereafter.

4.5.3 Withholdings. If Applicable Laws require EnCarda to withhold income or other similar taxes (“Withholding Taxes”), from the payments made by EnCarda to BMS under this Agreement (“Agreement Payments”), then EnCarda will (i) deduct those Withholding Taxes from such payments, (ii) timely remit the Withholding Taxes to the proper tax authorities and (iii)

send evidence of the obligation together with the proof of tax payment to BMS on a timely basis following that tax payment; provided, however, that before making any such deduction or withholding, EnCarda will give BMS notice of the intention to make such a deduction or withholding (and such notice which shall set forth in reasonable detail the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for such BMS to obtain reduction of or relief from such deduction or withholding). In addition, EnCarda will provide BMS reasonable information in its possession and will otherwise provide reasonable assistance to BMS in order to allow EnCarda to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments or in claiming refunds or exemptions from such deductions or withholding. [***]

4.5.4 Indirect Taxes. In the event that any value added tax, sales tax or any other similar type of turnover tax (collectively, “Indirect Taxes”) is payable by BMS (or any of its Affiliates) with respect to any Agreement Payment or otherwise in connection with any activity hereunder, then EnCarda will compensate and pay BMS for the corresponding amount of such Indirect Taxes payable by BMS (or its Affiliate), which amount will be paid by EnCarda to BMS within [***] after issuance by BMS to EnCarda of an invoice therefor. In addition, the Parties shall cooperate in accordance with Applicable Laws to minimize Indirect Taxes.

4.5.5 Tax Documentation. Each Party has provided a properly completed and duly executed IRS Form W-9 or applicable Form W-8 to the other Parties. Each Party and any other recipient of payments under this Agreement shall provide to the other Party, at the time or times reasonably requested by such other Parties or as required by applicable Law, such other properly completed and duly executed documentation as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes, and the applicable payment shall be made without ( or at a reduced rate of) withholding to the extent permitted by such documentation, as reasonably determined by the paying Party.

4.6 Records; Audits.

4.6.1 Records. EnCarda shall keep, and shall require its Related Parties to keep, full, complete and accurate records and books of account containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all Sales Milestone Payments, royalties and other amounts payable to BMS hereunder (including records of Net Sales, Sublicensing Revenue, and Third Party payments set forth in Section 4.4.3(c)) and any other records reasonably required to be maintained with respect to EnCarda’s obligations under this Agreement. EnCarda will keep, and shall require its Related Parties to keep, such books and records for [***] following the Calendar Year to which they pertain, or such longer period as may be required by Applicable Laws.

4.6.2 Audits. BMS shall have a right to request an audit of EnCarda in order to confirm the accuracy of any of the foregoing (an “Audit”); provided, however, that BMS shall only have the right to request such Audit [***]. Upon the written request by BMS to Audit EnCarda, BMS shall have the right to engage an independent, internationally recognized accounting firm to perform a review as is reasonably necessary to enable such accounting firm to calculate or otherwise confirm the accuracy of any of the foregoing for the Calendar Year(s)

requested by BMS; provided that (i) such accountants shall be given access to, and shall be permitted to examine and copy such books and records of EnCarda upon reasonable prior written notice to the EnCarda, and at all reasonable times on such Business Days and (ii) prior to any such examination taking place, such accountants shall enter into a confidentiality agreement with EnCarda reasonably acceptable to EnCarda in order to keep all information and data contained in such books and records strictly confidential. The accountants shall deliver a copy of their findings to each of the Parties within [***] of the completion of the review, and, in the absence of fraud or manifest error, the findings of such accountant shall be final and binding on each of the Parties. Any underpayments by EnCarda shall be paid to BMS within [***] of notification of the results of such inspection. Any overpayments made by EnCarda shall be refunded by BMS within [***] of notification of the results of such inspection. The cost of the accountants shall be the responsibility of [***] unless the accountants’ calculation shows that the actual amounts payable to be different, by more than [***], than the amounts as previously calculated by EnCarda, in which event the cost shall be the responsibility of [***].

4.6.3 Records of Sublicensee. EnCarda shall include in each sublicense granted by it to a Sublicensee a provision requiring the Sublicensee to make reports to EnCarda, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records to [***].

4.7 Interest on Late Payments. Any payments (or portion thereof) due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) [***] above the prime rate as published in the Wall Street Journal or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded annually.

ARTICLE 5

GRANT OF RIGHTS.

5.1 License Grant to EnCarda. Subject to the terms and conditions of this Agreement, BMS hereby grants to EnCarda a non-transferable, exclusive, royalty-bearing license in the Field in the Territory, with the right to grant sublicenses solely as provided herein (including Section 5.3), under the BMS Patents and BMS Know-How to Develop, Manufacture, and Commercialize the Licensed Compounds and Licensed Products in the Field in the Territory.

5.2 No Other Licenses; Retained Rights. Except as expressly provided herein, BMS grants no other right or license, including any rights or licenses to the BMS Patents or the BMS Know-How, or any other Patent or intellectual property rights not otherwise expressly granted herein, and, for clarity, BMS retains all rights, including all rights under Know-How and Patents Controlled by it, not expressly granted to EnCarda pursuant to this Agreement. EnCarda hereby covenants that it will not, and will cause its Related Parties not to, use or practice, directly or indirectly, any BMS Know-How or BMS Patents for any purposes other than those expressly permitted by Section 5.1. For clarity, the license granted in Section 5.1 excludes any license or other rights with respect to any active therapeutic ingredient, excipient or other molecule that is not the Licensed Compounds.

5.3 Sublicenses. Subject to the terms of this Agreement, including this Section 5.3 and Section 5.5, EnCarda shall have the right to grant sublicenses through multiple tiers under the license it receives under Section 5.1 to any of its Affiliates or any Third Party. EnCarda will ensure that all permitted sublicenses granted under the license it receives under Section 5.1 (i) are consistent with this Agreement, (ii) to the extent EnCarda engages a Sublicensee to Commercialize a Licensed Product, include an obligation of such Sublicensee to account for and report its Net Sales (in local currency and Dollars) on a country-by-country and Licensed Product-by-Licensed Product basis and to provide any other information necessary for EnCarda to comply with its obligation to provide royalty reports in accordance with Section 4.4.4, (iii) require the Sublicensee to comply with EnCarda’s obligations under this Agreement, to the extent applicable to such Sublicensee, including the confidentiality and non-use obligations set forth in Article 7 (but may be for shorter duration, if customary [***] and (iv) in the event of termination of a sublicense agreement, grants to EnCarda Control of, for the benefit of the Reversion License set forth in Section 10.8(a), [***]. EnCarda will remain responsible and liable for the performance of all Affiliates and Sublicensees under their respective sublicensed rights to the same extent as if such activities were conducted by EnCarda. In no event will any sublicense relieve EnCarda of any of its obligations under this Agreement. EnCarda will deliver to BMS notice of, and, upon BMS’ written request, a copy of, any executed sublicense agreement (redacted as necessary to protect confidential information that is not necessary to confirm compliance with this Agreement) no later than [***] following the execution thereof.

5.4 Subcontracts. Subject to the provisions of this Section 5.4, EnCarda will have the right to utilize the services of its Affiliates and Third Parties to perform the Development, Manufacture, and Commercialization on behalf of EnCarda with respect to the Licensed Compounds and Licensed Products in the Field in the Territory hereunder. Any subcontract agreement shall (i) include terms that are consistent with this Agreement [***] and (ii) require the subcontractor to comply with EnCarda’s obligations under this Agreement, in each case, to the extent applicable to such subcontractor, including the confidentiality and non-use obligations set forth in Article 7 [***]. In addition, in the case of any subcontracting by EnCarda or its Affiliates under this Agreement to a Third Party following the Effective Date, such Third Party must have entered into a written agreement with EnCarda or its Affiliate, as applicable, that includes terms and conditions requiring such Third Party subcontractor, and all of its or its Affiliates’ employees, independent contractors and agents involved in Development, Manufacture or Commercialization activities of Licensed Compounds or Licensed Products in the Territory under this Agreement, to (y) assign to EnCarda (or its Affiliate, as applicable), all right, title and interest in and to, or (z) grant an exclusive, fully-paid, worldwide, sublicensable (through multiple tiers) license to EnCarda (or its Affiliate, as applicable), under, in each case (y) and (z), any and all Know-How (including, for clarity, all Inventions and data) developed, created, conceived, or reduced to practice in connection with the performance of any such subcontracted activities, together with any Patent claiming any such Know-How, in each case, that are specifically related to, or that result from the use of, any Licensed Compounds, Licensed Products, BMS Know-How, BMS Patents or other Confidential Information of BMS or its Affiliates or any Patent that claims any such BMS Know-How; [***]. EnCarda shall remain responsible and liable for the performance of its activities by such Affiliates and Third Party subcontractors in accordance with the applicable terms of this Agreement. In no event will any engagement of any subcontractor pursuant to this Section 5.4 relieve EnCarda of any obligation under this Agreement.

5.5 BMS Right of First Negotiation.

5.5.1 Data Package. Subject to the last sentence of Section 5.5.2, within [***] for (i) the first Phase 2 Trial of a Lead Compound Licensed Product for the AF Specified Indication, (ii) the first Phase 2 Trial of a Lead Compound Licensed Product for the DCM Specified Indication, (iii) the first Phase 3 Trial of a Lead Compound Licensed Product for the AF Specified Indication, and (iv) the first Phase 3 Trial of a Lead Compound Licensed Product for the DCM Specified Indication, in each case of (i), (ii), (iii), and (iv), EnCarda shall provide to BMS the Data Package with respect to such Phase 2 Trial or Phase 3 Trial, as applicable. Upon receipt of the complete Data Package with respect to such Phase 2 Trial or Phase 3 Trial, as applicable, BMS shall review such Data Package, and BMS shall, no later than [***] after receiving such Data Package, notify EnCarda of any reasonable requests for additional then-existing information and records related thereto that is within EnCarda’s (or its Affiliates’) possession or Control, and EnCarda shall respond to such requests within [***] thereof. If EnCarda does not provide such reasonably requested additional information to BMS within such [***] period, the BMS ROFN Evaluation Term shall be extended by a period of time equal to the number of days after such [***] period during which EnCarda fails to provide such reasonably requested additional information. [***]

5.5.2 BMS Licensed Product ROFN. BMS shall have the right of first negotiation with EnCarda with respect to (i) co-funding Development or co-Commercialization of the Lead Compound Licensed Product(s) or (ii) exclusively licensing or acquiring any or all rights to the Lead Compound Licensed Product(s), including rights with respect to the Development or Commercialization of the Lead Compound Licensed Product(s), in each case on terms requested by BMS, which BMS may elect to exercise, in its sole discretion, by delivering written notice to EnCarda within the applicable BMS ROFN Evaluation Term (a “Negotiation Exercise Notice”). During the applicable BMS ROFN Evaluation Term, [***]. If BMS exercises such right of first negotiation in accordance with this Section 5.5.2, the Parties shall negotiate exclusively and in good faith [***] the terms of a definitive agreement pursuant to which BMS would obtain rights as so requested by BMS (or such other terms as agreed to by BMS and EnCarda), including the financial terms thereof. If EnCarda and BMS are unable to agree to terms and enter into a definitive agreement with respect to such transaction within [***] after receipt of such Negotiation Exercise Notice from BMS (or such longer period as may be mutually agreed upon by the Parties), then EnCarda shall be permitted to negotiate with and sublicense, sell or otherwise assign or grant rights to Develop or Commercialize the Lead Compound Licensed Product(s) in the Field in the Territory to a Third Party (subject to the terms and conditions of this Agreement, including Sections 5.3, this Section 5.5, and Section 11.7). For the avoidance of doubt, subject to the immediately foregoing sentence (i.e., so long as EnCarda has not sublicensed or otherwise assigned or granted rights to Develop or Commercialize the Lead Compound Licensed Product(s) as permitted by the immediately foregoing sentence), this Section 5.5 shall apply again with respect to such Lead Compound Licensed Product(s) following Data Lock for any subsequent Phase 2 Trial or Phase 3 Trial for such Lead Compound Licensed Product(s).

5.6 Exclusivity.

5.6.1 EnCarda Exclusivity. Except for the conduct of the Development of the Licensed Compounds and Licensed Products pursuant to this Agreement, for a period of five (5)

years after the Effective Date (the “Exclusivity Term”), EnCarda shall not, and shall cause its Affiliates not to, (i) either itself or with, through or on behalf of a Third Party, engage directly or indirectly in the clinical Development, Manufacture (excluding Manufacturing for pre-clinical Development) or Commercialization anywhere in the Territory of any Competing Product in the Field or (ii) grant any licenses or other rights to a Third Party to conduct any of the activities in the foregoing clause (i).

5.6.2 Triggering Event. Notwithstanding Section 5.6.1, if EnCarda or any of its Affiliates acquires rights to clinically Develop, Manufacture (excluding Manufacturing for pre-clinical Development) or Commercialize a Competing Product as the result of a merger, acquisition or combination with or of a Third Party other than a Change of Control of EnCarda or its Affiliates, in all such cases that would result in a violation of Section 5.6.1 (any such event, a “Triggering Event”), then EnCarda shall promptly notify BMS in writing (but no later than [***] after such Triggering Event) and EnCarda (or its Affiliate) shall not be in breach of the exclusivity restrictions set forth in Section 5.6.1 as a result of the continued clinical Development, Manufacturing (excluding Manufacturing for pre-clinical Development) or Commercialization of any such Competing Product if EnCarda or such Affiliate, as applicable, either:

(a) divests itself of such Competing Product and notifies BMS in writing of such divestiture, which divestiture may occur by an outright sale to a Third Party of all of EnCarda’s and its Affiliate’s rights to such Competing Product or by an outlicense arrangement under which EnCarda has no continuing active involvement in the clinical Development, Manufacture (excluding Manufacturing for pre-clinical Development) or Commercialization of such Competing Product (for clarity, efforts in connection with (i) the receipt and audit of payments in respect of the Competing Product, (ii) the maintenance, defense and enforcement of any applicable licensed patents, and (iii) the receipt of information to ensure compliance with the applicable agreement (including efforts to enforce or terminate same, or seek damages, for breach) shall not constitute continuing active involvement) provided that such divestiture occurs within [***] after the applicable Triggering Event; provided, that EnCarda or its Affiliate shall [***]; or

(b) discontinues all clinical Development, Manufacture (excluding Manufacturing for pre-clinical Development), and Commercialization activities with respect to the Competing Product within [***] after the applicable Triggering Event, including by withdrawing any INDs and Regulatory Approvals for the Competing Product within [***] after the Triggering Event [***].

In each case of (a) and (b), at all times prior to such divestiture or discontinuation, EnCarda shall establish and implement reasonable internal safeguards designed to prevent any BMS Patents or BMS Know-How from being disclosed to, or otherwise utilized by, any persons working on the clinical Development, Manufacture (excluding Manufacturing for pre-clinical Development) or Commercialization of the Competing Product.

5.6.3 Exceptions for a Change of Control. Notwithstanding Section 5.6.1, if EnCarda or any of its Affiliates undergoes a Change of Control with a Third Party during the Exclusivity Term, and such Third Party itself or through an Affiliate (in existence immediately prior to the consummation of the Change of Control) owns or has rights to a Competing Product that, as of the date of the Change of Control, is being Developed or Commercialized by or on behalf of such Third Party or its Affiliate (in existence immediately prior to the consummation of the Change of Control) (a “Grandfathered Competing Product”), then EnCarda or its Affiliates shall not be in breach of the provisions of Section 5.6.1 as a result of the continued clinical Development or Commercialization of such Grandfathered Competing Product during the Exclusivity Term by the Third Party acquiror or its Affiliate (in existence immediately prior to the consummation of the Change of Control); provided that (i) such activities are conducted independently of the activities under this Agreement and without use of any BMS Patents or BMS Know-How; (ii) no Confidential Information of BMS, is provided to, or shared with any personnel working on the Grandfathered Competing Product; and (iii) EnCarda puts in place customary firewalls and other protections that are reasonably designed to ensure that the foregoing clauses (i) and (ii) are complied with.

ARTICLE 6

INTELLECTUAL PROPERTY AND DATA PROTECTION.

6.1 Inventions.

6.1.1 Ownership. Inventorship of all Inventions shall be determined in accordance with U.S. patent laws without regard to conflict of law, irrespective of where or when such Invention occurs. Subject to the license grants and other rights herein, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all Inventions that are discovered, made, developed, generated, conceived or reduced to practice solely by or on behalf of such Party (or its Affiliates), whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto.

6.1.2 Invention Assignment Obligation. EnCarda will require all of its Affiliates, and all of its or its Affiliates’ employees and independent contractors involved in the Development, Manufacture or Commercialization of Licensed Compounds or Licensed Products in the Territory under this Agreement to assign all of its or their right, title and interest in or to any Inventions to EnCarda or its Affiliate, as applicable, according to the ownership principles described in Section 6.1.1 [***].

6.2 Prosecution and Maintenance of Patents.

6.2.1 BMS Patents. In consultation with [***], [***] shall have the first right, but not the obligation, through the use of internal or outside counsel reasonably acceptable to [***], to prepare, file, prosecute, extend and maintain the BMS Patents worldwide, at [***] sole cost and expense. [***] shall keep [***] fully informed of all steps with regard to the preparation, filing, prosecution, extension and maintenance of BMS Patents, including by providing [***] with a copy of material communications to and from any patent authority in the Territory regarding such BMS Patents, and by providing [***] drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for [***] to review and comment thereon. [***]. Notwithstanding the foregoing, [***] shall promptly inform [***] of any adversarial patent office proceeding or sua sponte filing, including a request for, or filing or declaration of, any interference, opposition, or reexamination relating to a BMS Patent in the Territory. The Parties shall thereafter consult and cooperate to determine a course of action with respect to any such proceeding in the

Territory and [***]. [***] shall not initiate any such adversarial patent office proceeding relating to a BMS Patent in the Territory without first consulting [***]. In the event that [***] decides not to prepare, file, prosecute, or maintain a BMS Patent in a country or other jurisdiction in the Territory, [***] shall provide reasonable prior written notice to [***] of such intention (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such BMS Patent in such country or other jurisdiction), [***] shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such BMS Patent at its expense in such country or other jurisdiction. Upon [***] written acceptance of such option, [***] shall assume the responsibility and control for the preparation, filing, prosecution, and maintenance of such specific BMS Patent.

6.2.2 EnCarda Patents. [***] shall have the right, but not the obligation, to prepare, file, prosecute, extend and maintain the EnCarda Patents worldwide, at [***] sole cost and expense. [***] shall keep [***] fully informed of all material steps with regard to the preparation, filing, prosecution, extension and maintenance of EnCarda Patents, including by providing [***] with a copy of material communications to and from any patent authority in the Territory regarding such EnCarda Patent, and by providing [***] drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for [***] to review and comment thereon. [***]

6.3 Enforcement of Patents.

6.3.1 BMS Patents. [***] shall promptly notify [***] in writing of any alleged or threatened infringement of the BMS Patents by a Third Party in the Territory of which [***] becomes aware (including alleged or threatened infringement based on the development, commercialization, or an application to market a product containing the Licensed Compounds or any Licensed Product in the Territory (the “Licensed Product Infringement”)). [***] shall have the first right, but not the obligation, to prosecute any Licensed Product Infringement in the Territory (the “[***]”) at its sole expense and [***] shall retain control of the prosecution of such claim, suit or proceeding. In the event [***] prosecutes any [***], [***] shall join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense. During any such claim, suit, or proceeding, [***] shall: (i) provide [***] with drafts of all official papers and statements (whether written or oral) prior to their submission in such claim, suit, or proceeding, in sufficient time to allow [***] to review, consider and substantively comment thereon; (ii) [***] (iii) allow [***] the opportunity to participate in the preparation of witnesses and other participants in such claim, suit, or proceeding; and (iv) not settle any such claim, suit, or proceeding except in a manner that it believes in good faith is in the best interests of the Licensed Compounds or Licensed Products. If [***] does not take [***] steps to prosecute an [***] (a) within [***] following the first notice provided above with respect to the [***], or (b) provided such date occurs after the first such notice of the [***] is provided, [***] before the time limit, if any, set forth in Applicable Laws and regulations for filing of such actions, whichever comes first, then [***] may prosecute the [***] at its own expense.

6.3.2 EnCarda Patents. [***] shall promptly notify [***] in writing of any alleged or threatened infringement of the EnCarda Patents by a Third Party in the Territory of which [***] becomes aware (including alleged or threatened infringement based on the development, commercialization, or an application to market a product containing the Licensed Compounds or any Licensed Product in the Territory). [***] shall have the first right, but not the obligation, to prosecute any such infringement in the Territory at its sole expense and [***] shall retain control of the prosecution of such claim, suit or proceeding.

6.3.3 Cooperation; Settlement. The Parties agree to cooperate fully in any infringement action pursuant to this Section 6.3. Where a Party brings such an action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 6.3 shall have the right to settle such claim; provided that neither Party shall have the right to settle any patent infringement litigation under this Section 6.3 in a manner that diminishes or has a material adverse effect on the rights or interest of the other Party, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall [***].

6.3.4 Recoveries. Any recovery realized as a result of such litigation described in [***] (whether by way of settlement or otherwise) shall be shared in order as follows: (i) the Party that initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action; (ii) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and (iii) [***].

6.4 Defense Against Claims of Infringement of Third Party Patents. [***] shall give [***] written notice in the event [***] has knowledge of any actual or potential infringement of any Third Party Patents through the making, having made, using, selling, offering for sale or importing of the Licensed Compounds or any Licensed Product. If a Third Party asserts that a Patent or other right owned or otherwise controlled by it is or has been infringed by the manufacture, use, sale, offer for sale or import of the Licensed Compounds or Licensed Products, the Party first obtaining knowledge of such a claim shall promptly provide the other Party written notice of such claim along with the related facts in reasonable detail. In such event, unless the Parties otherwise agree, as between the Parties, [***] shall have the first right, but not the obligation, at its expense, to control the defense of such claim with respect to such Licensed Compounds or Licensed Products. If [***] does not wish to defend such claim, or wishes to cease defending such claim, it shall notify [***] of such decision at least [***] before any deadline for any action or filing that is required in order to preserve any rights. Thereafter, [***] shall have the right, but not the obligation, at its expense [***], to control the defense of such claim. Each Party shall cooperate with the defending Party, at the defending Party’s reasonable request and expense [***], and shall have the right to be represented separately by counsel of its own choice, but at its own expense [***]. The defending Party shall also control settlement of such claim; provided, however, that no settlement shall be entered into without the prior consent of the other Party if such settlement would adversely affect the rights and benefits of, or impose or adversely affect any obligations on, or involves any admission by, the other Party.

6.5 Data Protection. The Parties agree that each Party is a separate and independent Controller with respect to the Shared Personal Data provided to EnCarda pursuant to this Agreement to the extent that the GDPR is applicable to the Shared Personal Data. Each Party shall comply with its obligations applicable under Privacy Laws with respect to its own Processing of Shared Personal Data, including to the extent required under Privacy Laws, ensuring that it has a valid lawful basis with respect to its own Processing of such Shared Personal Data. EnCarda and BMS shall ensure that any transfers of Shared Personal Data (to the extent such transfer is subject to Chapter V of the GDPR) is subject to appropriate data protection safeguards provided for in such chapter (including, if appropriate, by the Parties or their Affiliates entering into GDPR-recognised standard contractual clauses).

ARTICLE 7

CONFIDENTIALITY.

7.1 Confidentiality Obligation. Each of BMS and EnCarda will use Confidential Information received by it from, or on behalf of, the other Party only in accordance with this Agreement and, except as otherwise set forth in Section 7.2, will not disclose to any Third Party any such Confidential Information without the prior written consent of the other Party. The foregoing obligations will survive the expiration or termination of this Agreement for a period of [***]. The foregoing obligations use shall not apply to any Confidential Information that:

(a) is now public knowledge or that hereafter becomes public knowledge through no breach of this Agreement by the receiving Party;

(b) the receiving Party can demonstrate with adequate evidence, is properly provided to the receiving Party without restriction by an independent Third Party after reasonable inquiry by the receiving Party;

(c) the receiving Party can demonstrate with adequate evidence was already in its possession at the time of receipt from the disclosing Party and not subject to another agreement between the Parties; or

(d) the receiving Party can demonstrate with adequate evidence was independently developed by the receiving Party in the course of work by the officers, directors, employees, consultants or agents of itself or of its Affiliates, subsidiaries or related companies without the aid, use or application of Confidential Information of the disclosing Party.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party, as applicable.

7.2 Permitted Disclosures. Notwithstanding the provisions of Section 7.1 and subject to the other terms of this Agreement, a Party may disclose the other Party’s Confidential Information to the extent such disclosure:

(a) is made to any Governmental Authority in order to obtain patents or to gain approval to conduct Clinical Studies for Licensed Products or to market Licensed Products, in each case, in accordance with this Agreement; provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations;

(b) is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement [***] or are otherwise bound by substantially similar confidentiality and non-use obligations under professional codes of conduct or the like;

(c) is made to the receiving Party’s Affiliates, and its and their directors, officers, employees, consultants, contractors, agents, advisors, and [***] subcontractors, licensees, sublicensees, [***] ethics committees and institutional review boards for the purposes the receiving Party reasonably deems necessary or advisable for the exercise of its rights or fulfillment of its obligations under this Agreement, in each case in accordance with the terms of this Agreement, on a need to know basis and under written obligations of confidentiality and non-use at least as stringent as those herein, subject to Section 5.3 and Section 5.4;

(d) is made to the receiving Party’s [***]; and

(e) is required to be disclosed by Applicable Law; provided it will, except to the extent prohibited by Applicable Law or judicial or administrative process, give advance notice as promptly as reasonably practicable (and to the extent possible, at least [***] days’ notice) to the other Party of such disclosure to give the other Party a reasonable opportunity to take whatever action available to it under Applicable Law that it deems necessary to protect its Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by the applicable court or governmental body or, if disclosed, be used only for the purposes for which the order was issued). In any event, the Party required to make such disclosure will use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information of a similar nature, but in no event less than reasonable efforts, and the Parties agree to take all reasonable action to avoid disclosure of Confidential Information, and in the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed. Any information disclosed pursuant to any of the foregoing subsections shall remain Confidential Information and subject to the foregoing provisions of this Article 7.

7.3 Breach of Confidentiality. The Parties agree that the disclosure of the other Party’s Confidential Information in violation of this Agreement may cause such other Party irreparable harm and that any breach or threatened breach of this Agreement by the receiving Party entitles such other Party to seek injunctive relief, in addition to any other legal or equitable remedies available to it, in any court of competent jurisdiction.

7.4 Return of Confidential Information. At any time upon the request of the other Party, the receiving Party shall promptly return to the disclosing Party, or destroy, such Confidential Information, and all copies thereof, together with all notes, drawings, abstracts and other information relating to the disclosing Party’s Confidential Information prepared by the receiving Party or any of its representatives, regardless of the medium in which such information is stored; provided, however, that the receiving Party may retain the disclosing Party’s Confidential Information that is stored in normal computer back-ups. The return or destruction of the Confidential Information as provided above shall not relieve the receiving Party of its other obligations under this Article 7.

7.5 Use of Name; Publicity; Public Disclosures.

7.5.1 Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or trademark of the other Party or any of its Affiliates or any of its or their Sublicensees in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party. The restrictions imposed by this Section 7.5.1 shall not prohibit (i) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement and (ii) either Party from making any disclosure identifying the other Party that is required by Applicable Law (e.g., any Securities and Exchange Commission filings and disclosures) on the advice of counsel and provided the Party who will be disclosing such information has consulted with the other Party to the extent feasible prior to such disclosure with respect to the substance of the disclosure (and subject further to the provisions of Section 7.6 with respect to disclosure of the terms and conditions of this Agreement).

7.5.2 Publicity. Neither Party may issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions herein or the activities hereunder, except (i) on the advice of its counsel as required by Applicable Law (e.g., any Securities and Exchange Commission filings and disclosures) and provided the Party who will be disclosing such information has consulted with the other Party to the extent feasible prior to such disclosure with respect to the substance of the disclosure (and subject further to the provisions of Section 7.6 with respect to disclosure of the terms and conditions of this Agreement); or (ii) as consented to in advance by the other Party in writing.

7.5.3 Public Disclosures. [***] EnCarda may publish or present data or results relating to the Licensed Compounds or Licensed Products developed in the Field in scientific journals or at scientific conferences; provided, that EnCarda shall notify BMS at least [***] in advance of the intended submission for publication or presentation of any proposed abstract, manuscript or presentation which discloses Confidential Information of BMS or discloses a patentable invention by delivering a copy thereof to BMS. BMS shall have [***] from its receipt of any such abstract, manuscript or presentation in which to notify EnCarda [***]. Once any such abstract or manuscript is accepted for publication, EnCarda shall provide BMS with a copy of the final version of the manuscript or abstract. Any presentation or publication by or on behalf of EnCarda shall include recognition of the contributions of BMS according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

7.6 Terms of Agreement. The Parties agree that this Agreement and the terms hereof, including the Investment Agreements, the Side Letter Agreement, and the schedules and exhibits attached hereto and thereto, are the Confidential Information of EnCarda and BMS. Neither Party nor its Affiliates will disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as follows: a Party and its Affiliates may disclose the terms or conditions of this Agreement (but not any other Confidential Information, which may be disclosed only as described elsewhere in this Article 7), (i) in accordance with the provisions of [***]; (ii) to a Third Party in connection with (a) a merger, consolidation or similar transaction by such Party or its Affiliates, (b) the sale of all or substantially all of the assets of such Party or its Affiliates to which this Agreement relates, or (c) with respect to disclosure by BMS, in connection with a sale of the royalties or other rights to payments contained herein, provided that, in each case, the disclosing Party will ensure that such Third Party is bound by confidentiality and non-use obligations with respect to Confidential Information of the other Party substantially no less restrictive than those contained in this Agreement and such disclosing Party will be fully liable to the other Party for breach of such confidentiality and non-use obligations by such Third Parties; (iii) to the United States Securities and Exchange Commission or any other securities exchange or governmental entity, including as required to make an initial or subsequent public offering; or (iv) as otherwise required by Applicable Law, provided that in the case of (iii) and (iv), the disclosing Party will, except to the extent prohibited by Applicable Law or judicial or administrative process, give advance notice as promptly as reasonably practicable (and to the extent possible, at least [***] days’ notice) to the other Party of such disclosure to give the other Party a reasonable opportunity to take whatever action available to it under Applicable Law that it deems necessary to protect the Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by the applicable court or governmental body or, if disclosed, be used only for the purposes for which the order was issued). In any event, the Party required to make such disclosure will use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information of a similar nature, but in no event less than reasonable efforts, and the Parties agree to take all reasonable action to avoid disclosure of Confidential Information, and in the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of the terms and conditions of this Agreement which the receiving Party is advised by counsel is legally required to be disclosed. Any information disclosed pursuant to any of the foregoing shall remain Confidential Information and subject to the foregoing provisions of this Article 7.

7.7 Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 7 shall supersede any prior non-disclosure, secrecy or confidentiality agreements between the Parties (or their Affiliates) dealing with the subject of this Agreement (provided, for clarity, any terms of any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) shall remain in full force and effect in accordance with its terms with respect to any other subject matter other than the subject matter of this Agreement (e.g., the Licensed Compounds or Licensed Products)). Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information of the applicable Party for purposes of this Agreement.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS.

8.1 Mutual Representations, Warranties and Covenants. Each of BMS and EnCarda hereby represents and warrants to the other, as of the Effective Date, and covenants, as follows:

(a) it is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement;

(b) the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (i) such Party’s charter documents, bylaws, or other organizational documents, (ii) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any Applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party;

(c) this Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity);

(d) it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder; and

(e) it has not employed or otherwise used in any capacity ([***]), and will not employ or otherwise use in any capacity, the services of any person debarred under United States law (including Section 21 USC 335a) or any foreign equivalent thereof, in performing any portion of the activities hereunder, including any Development, Manufacturing and Commercialization of Licensed Compounds or Licensed Products. Each Party will notify the other Party in writing promptly if any such debarment occurs or comes to its attention, and will, with respect to any person or entity so debarred promptly remove such person or entity from performing any such activities, function or capacity related to any such activities.

8.2 Additional Representations and Warranties of BMS. BMS further represents and warrants to EnCarda, as of the Effective Date, as follows:

(a) [***] Schedule 1.11 accurately identifies [***] (i) danicamtiv and (ii) the pharmaceutical product containing danicamtiv in the form, presentation, formulation and dosage form actually used by BMS in any Clinical Study set forth in Schedule 8.2(a) (such product, “danicamtiv Product”);

(b) the issued patents within the BMS Patents have not been abandoned, withdrawn, canceled or held invalid or unenforceable by any court of competent jurisdiction in the Territory in a final non-appealable judgment;

(c) [***]

(d) [***]

(e) [***]

(f) [***]

(g) there are no claims, judgments, or settlements against, or amounts with respect thereto, owed by BMS or any of its Affiliates relating to the BMS Patents. [***]

(h) [***]

(i) [***]

(j) the inventions claimed or covered by the BMS Patents were not funded by the U.S. federal government or otherwise subject to any rights of the U.S. federal government under the Bayh-Dole Act;

(k) [***]

(l) [***], BMS has made available to EnCarda [***];

(m) [***] and

(n) [***], all Development of danicamtiv and danicamtiv Products conducted by BMS and its Affiliates prior to the Effective Date has been conducted in accordance with Applicable Law in all material respects.

Notwithstanding anything contained herein to the contrary, [***].

8.3 Additional Representations, Warranties and Covenants of EnCarda.

8.3.1 General Compliance. EnCarda hereby covenants to BMS that, in the performance of its obligations under this Agreement, EnCarda shall comply, and shall cause its Related Parties and Third Party contractors and its and their employees and subcontractors to comply with, all Applicable Laws, including, all applicable Anti-Corruption Laws, Privacy Laws, GxP standards (as applicable), and national and international pharmaceutical industry codes of practice. EnCarda hereby covenants to BMS that it shall immediately notify BMS if EnCarda has any information or suspicion that there may be a violation of any Anti-Corruption Laws, any Privacy Laws, or any other Applicable Laws in connection with its performance of this Agreement or its or its Related Parties’ Development, Manufacture, Commercialization or other exploitation of any Licensed Product.

8.3.2 Governments and International Political Organizations. EnCarda agrees to conduct the activities contemplated herein, and to ensure that its Affiliates, sublicensees, and Third Party contractors conduct the activities contemplated herein, in a manner which is consistent with good business ethics. EnCarda hereby covenants to BMS that it and its Related Parties’ employees and Third Party contractors shall not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise, or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, and shall not directly or indirectly promise, offer, or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift, or hospitality or other illegal or unethical benefit to a Public Official or any other person in connection with the performance of its obligations under this Agreement.

8.3.3 Compliance Policies. EnCarda hereby covenants to BMS that (i) it and its Affiliates shall, at all times during the Term, maintain and enforce a compliance and ethics program containing adequate systems, policies and procedures for the detection, investigation, documentation, and remediation of any allegations, reports or findings related to a potential violation of Applicable Laws, including Anti-Corruption Laws, with respect to the Licensed Products and payments and activities under this Agreement, (ii) such policies and procedures will set out rules governing interactions with healthcare providers, Public Officials, the engagement of Third Parties, and where appropriate, conducting due diligence, and the investigation, documentation and remediation of any allegations, reports or findings related to a potential violation of Applicable Laws, and (iii) EnCarda shall comply and shall cause its and its Affiliates’ employees and independent contractors to comply with all such policies and procedures in connection with the performance of its obligations under this Agreement.

8.3.4 No Authority. EnCarda acknowledges that no employee of BMS or its Affiliates will have authority to give any direction, either written or oral, relating to the making of any commitment by EnCarda or its agents to any Third Party in violation of terms of this or any other provisions of this Agreement.

8.3.5 Exclusions Lists. EnCarda will not use (and will cause its Affiliates and sublicensees not to use) any Person (including any employee, officer, director, sublicensee or Third Party contractor) who is (or has been) on the Exclusions List, or who is (or has been) in Violation, in the performance of any activities hereunder. EnCarda certifies to BMS that as of the Effective Date EnCarda has screened itself, and its officers and directors (and its Affiliates and their respective officers and directors) against the Exclusions Lists and that it has informed BMS in writing whether EnCarda, or any of its officers or directors (or any of its Affiliates or any of their respective officers and directors) has been in Violation. After the Effective Date, EnCarda will notify BMS in writing immediately if any such Violation occurs or comes to its attention.

8.3.6 HSR Act. EnCarda (or, if different, its Ultimate Parent Entity as defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”) represents that the aggregate value of the transactions contemplated by this Agreement (including [***] the Investment Agreements, the Side Letter Agreement, and the Schedules attached hereto) and the License Agreement, dated as of the Effective Date, by and between EnCarda and Bristol-Myers Squibb Company, as determined under the HSR Act does not exceed one hundred nineteen million five hundred thousand Dollars ($119,500,000).

8.3.7 No Competing Products. EnCarda represents and warrants that, as of the Effective Date, neither it nor its Affiliates, either itself or with, through or on behalf of a Third Party, has [***] Developed or Commercialized, or is [***] Developing or Commercializing, in each case any Competing Product.

8.4 Disclaimer; No Warranty. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, (A) THE LICENSED COMPOUNDS, THE BMS PATENTS AND BMS KNOW-HOW ARE PROVIDED “AS-IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER EXPRESS OR IMPLIED, AND (B) WITHOUT LIMITING THE FOREGOING CLAUSE (A), BMS MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE LICENSED COMPOUNDS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY, AND (C) NEITHER PARTY HERETO MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. IN PARTICULAR, BUT WITHOUT LIMITATION, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, BMS MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY CONCERNING WHETHER THE LICENSED COMPOUNDS OR LICENSED PRODUCTS ARE FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE 9

INDEMNIFICATION.

9.1 Indemnification by BMS. BMS shall indemnify, defend and hold harmless EnCarda, its Related Parties and its and their respective officers, directors, employees, agents, [***] from and against any and all Losses asserted by a Third Party to the extent caused by, arising out of, or in connection with (i) [***], (ii) [***], or (iii) [***]; provided, however, that the foregoing indemnification obligations shall not apply to the extent such Losses are [***].

9.2 Indemnification by EnCarda. EnCarda shall indemnify, defend and hold harmless BMS, its Affiliates and its and their respective officers, directors, employees, agents, [***] from and against any and all Losses asserted by a Third Party to the extent caused by, arising out of, or in connection with (i) [***], (ii) [***], or (iii) [***]; provided, however, that the foregoing indemnification obligations shall not apply to the extent that such Losses are [***].

9.3 Procedure for Indemnification. If either Party is seeking indemnification under Sections 9.1 and 9.2 (the “Indemnified Party”), it will inform the other Party (the “Indemnifying Party”) of the suit or claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the claim (provided, however, any delay or failure to provide such notice will not constitute a waiver or release of, or otherwise limit, the Indemnified Party’s rights to indemnification under, as applicable, Sections 9.1 and 9.2, except to the extent that such delay or failure materially prejudices the Indemnifying Party’s ability to defend against the relevant claims). The Indemnifying Party will have the right to assume the defense of any suit or claim if it has assumed responsibility for the suit or claim in writing. The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the

Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. The Indemnifying Party will not settle any claim in any manner which would have an adverse effect on the Indemnified Party’s interests (including any rights under this Agreement or the scope or enforceability of the BMS Patents or BMS Know-How) without the prior written consent of the Indemnified Party, which consent shall not to be unreasonably withheld, conditioned or delayed if the settlement or compromise would impose no financial or other obligations or burdens on, or include an admission by, the Indemnified Party. The Indemnified Party will not settle or compromise any such claim without the prior written consent of the Indemnifying Party, which it may provide in its sole discretion. If the Parties cannot agree as to the application of Sections 9.1 and 9.2 to any claim, pending resolution of the dispute pursuant to Section 11.4, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Sections 9.1 and 9.2, as applicable, upon resolution of the underlying claim.

9.4 Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES) ARISING FROM OR RELATING TO THIS AGREEMENT (INCLUDING BREACH OF THIS AGREEMENT) OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.4 IS INTENDED TO OR WILL LIMIT OR RESTRICT (A) DAMAGES THAT ARISE IN CONNECTION WITH A PARTY’S FRAUD OR WILLFUL MISCONDUCT, (B) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY WITH RESPECT TO LIABILITIES TO THIRD PARTIES UNDER THIRD PARTY CLAIMS UNDER SECTION 9.1 OR 9.2, OR (C) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 5.6 OR Article 7.

9.5 Insurance. [***] shall have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated and shall upon request provide [***] with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Notwithstanding the foregoing, before commencing its first Clinical Study of any Licensed Product, EnCarda will procure and maintain at its sole cost and expense, a liability insurance program (including clinical trials and product liability insurance) providing coverage of at least [***] per occurrence and [***] in the aggregate, to protect against potential liabilities and risks arising out of activities to be performed under this Agreement. All such policies of EnCarda will name BMS (or its Affiliates) as an additional insured, and insurers will waive all rights of subrogation against BMS. Upon BMS’ request, EnCarda will promptly provide for itself and its sublicensees copies of certificates of insurance evidencing such coverages. EnCarda will maintain such insurance during the Term and for a period of not less than [***] thereafter.

ARTICLE 10

TERM AND TERMINATION.

10.1 Term. This Agreement shall become binding and effective as of the Effective Date, and, unless earlier terminated pursuant to this Article 10, shall remain in effect until the expiration of the last Royalty Term in the Territory (the “Term”). Upon the expiration of the Term in its entirety, subject to Section 10.9, the rights granted in Section 5.1 shall become perpetual, irrevocable, fully-paid and royalty-free.

10.2 Termination for Breach. This Agreement may be terminated in its entirety upon written notice by either Party at any time during the Term upon or after a material breach of this Agreement by the other Party if the breaching Party has not cured such breach within [***] (in the case of payment breach) or [***] (in the case of all other breaches) following receipt of written notice from the non-breaching Party requesting cure of the breach; provided, however, any right to terminate under this Section 10.2 will be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach will have initiated dispute resolution in good faith in accordance with Section 11.4 with respect to the alleged breach, provided that the allegedly breaching Party gives written notice to the other Party of such dispute and initiates dispute resolution procedures under Section 11.4 during the applicable cure period. If, as a result of such dispute resolution process, it is finally determined pursuant to Section 11.4 that the breaching Party committed a material breach of this Agreement, then the applicable cure period will resume and if the breaching Party does not cure such material breach within the remainder of such cure period, then this Agreement will terminate effective as of the expiration of such cure period. This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and the applicable cure period. Any such dispute resolution proceeding will not suspend any obligations of either Party hereunder and each Party will use reasonable efforts to mitigate any damages.

10.3 Termination as a Result of Bankruptcy Proceeding. Either Party may terminate this Agreement in its entirety upon written notice to other Party at any time, to the extent permitted by Applicable Law, if the other Party shall make or seek to make or arrange an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be initiated by, on behalf of or against such Party (and, in the case of any such involuntary proceeding, not dismissed within [***], or if a receiver or trustee of such Party’s property shall be appointed and not discharged within [***].

10.4 Termination by EnCarda. This Agreement may be terminated in its entirety by EnCarda upon (i) [***] prior written notice to BMS [***] or (ii) upon [***] prior written notice [***], in each case of (i) and (ii), such termination to be effective at the end of such notice period.

10.5 Termination by EnCarda for Safety Reasons. EnCarda may terminate this Agreement in its entirety upon written notice to BMS based on Safety Reasons, which written notice shall include reasonable evidence in support of such termination; provided that, prior to sending any written notice of such termination, EnCarda shall comply with its internal review and management approval processes as it would normally follow in connection with the termination of the development or commercialization of its own compounds or products for safety reasons, and at least [***] prior to sending any written notice of such termination, [***]. Upon such termination for Safety Reasons, EnCarda shall be responsible, at its sole cost and expense, for the wind-down of any Development of the Licensed Products (including any Clinical Studies for the Licensed Products being conducted by or on behalf of EnCarda) and any Commercialization activities for the Licensed Products. Such termination shall become effective upon [***].

10.6 Termination for Patent Challenge. Except to the extent unenforceable under Applicable Law, BMS may terminate this Agreement in its entirety by providing written notice of termination to EnCarda if EnCarda or its Related Parties (individually or in association with any Person) contests or assists a Third Party in contesting the scope, validity, or enforceability of any BMS Patent that specifically relate to the composition of matter, formulation, or method of use or manufacture of the Licensed Compound or Licensed Products in the Territory in any court, tribunal, arbitration proceeding, or other proceeding (a “Patent Challenge”). In the event of such a Patent Challenge, BMS will provide prompt written notice of such Patent Challenge to EnCarda, and BMS may terminate this Agreement, subject to the terms and conditions of this Section 10.6, by providing written notice of such termination to EnCarda as its sole and exclusive remedy under this Agreement. If BMS reasonably believes in good faith, based on the advice of BMS’ external counsel, that termination of this Agreement pursuant to this Section 10.6 is not an available remedy under Applicable Law, then in lieu of such termination, BMS may, to the extent permitted by Applicable Law, instead increase the amount of all [***] payable under this Agreement by [***] by providing written notice of such election to EnCarda. If BMS elects the foregoing [***] increase in the [***] pursuant to the immediately preceding sentence, then [***]. The foregoing provisions will not apply (a) where BMS, or any of its Affiliates or licensees (other than EnCarda or its Affiliates or Sublicensees), makes any claim or demand under or in connection with any Patent, whether informally or in connection with threatened or actual litigation, or whether through an assertion of entitlement to royalties, an action for infringement or otherwise, with respect to a product controlled by EnCarda or any of its Affiliates or (sub)licensees (other than the Licensed Product) or the exploitation thereof, and nothing herein will prejudice EnCarda’s (or its Affiliate’s or (sub)licensee’s) ability to challenge the validity or enforceability of such Patent in such circumstances [***]. As used herein, a Patent Challenge includes the following (or any equivalent under Applicable Law in the Territory): (i) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Patent; (ii) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent; (iii) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent or any portion thereof; or (iv) filing or commencing any opposition, nullity, or similar proceedings challenging the validity of any such Patent in the Territory.

10.7 Effects of Termination. Upon the termination, but not expiration, of this Agreement for any reason:

(a) Notwithstanding anything contained herein to the contrary, and subject to Section 10.7(b), all rights and licenses granted to EnCarda hereunder (including under Section 5.1) will terminate and will revert back to BMS; provided that, if following Regulatory Approval in one (1) or more countries or other jurisdictions, EnCarda (or its Affiliates or Sublicensees, if applicable) has inventory of usable Licensed Product(s) as of the effective date of termination in such countries or other jurisdictions, then EnCarda (and its Affiliates and Sublicensees, if applicable) may continue to sell off such inventory of Licensed Products in the Field in such countries or other jurisdictions in the Territory and the licenses granted to EnCarda hereunder shall survive solely to the extent necessary for such purposes, until the earlier to occur of [***] following the effective date of termination and the date on which EnCarda (or its Affiliates or Sublicensees, if applicable) no longer has such inventory of Licensed Product(s); provided, that EnCarda pays BMS the applicable running royalty and Sales Milestone Payments on such sales of Licensed Products in accordance with the terms and conditions of this Agreement;

(b) Except with respect to termination of this Agreement by EnCarda pursuant to Section 10.4 or Section 10.5, upon written request of EnCarda (provided such request is received by BMS no later than [***] from the effective date of termination of this Agreement), BMS shall negotiate in good faith with any existing Sublicensee of EnCarda under Section 5.3 (provided that such Third Party is not then in breach of its sublicense agreement or the terms of this Agreement applicable to such Third Party (and, in the case of termination by BMS for breach by EnCarda, that such Third Party did not cause or otherwise contribute to the breach that gave rise to the termination by BMS)) to enter into a direct license on economic terms that are no less favorable than what BMS would have received from EnCarda as a result of such Sublicensee’s Development, Manufacture or Commercialization of Licensed Compounds and Licensed Products had this Agreement not been terminated (excluding the rights granted in Section 4.1), [***]. Prior to granting a sublicense to a proposed Sublicensee pursuant to Section 5.3, EnCarda may request BMS’ prior written approval of such sublicense and such Sublicensee (which approval BMS may grant or withhold in its sole discretion) that, notwithstanding the foregoing terms of this Section 10.7(b), upon the termination, but not expiration, of this Agreement for any reason (except termination of this Agreement by EnCarda pursuant to Section 10.4 or Section 10.5), if BMS provides such prior written approval, then BMS shall enter into a direct license with such Sublicensee upon written request of EnCarda (provided (i) such request is received by BMS no later than [***] from the effective date of termination of this Agreement, (ii) such Sublicensee is an existing Sublicensee of EnCarda as of the effective date of termination, and (iii) such Sublicensee is not then in breach of its sublicense agreement or the terms of this Agreement applicable to such Sublicensee (and, in the case of termination by BMS for breach by EnCarda, that such Sublicensee did not cause or otherwise contribute to the breach that gave rise to the termination by BMS)); [***]. Notwithstanding the foregoing, this Section 10.7(b) shall not apply in the event this Agreement is terminated by EnCarda pursuant to Section 10.4 or Section 10.5;

(c) Subject to Section 10.8, the Parties shall cooperate [***] to wind-down and cease, in accordance with Applicable Law and industry standards, all activities then being performed by EnCarda or its Affiliates or Sublicensees hereunder; and

(d) Each receiving Party shall promptly return to the disclosing Party, or destroy (at such disclosing Party’s written request), all documents, and copies thereof, containing Confidential Information of the such disclosing Party, together with all notes, drawings, abstracts and other information relating to such disclosing Party’s Confidential Information prepared by the receiving Party or any of its representatives, regardless of the medium in which such information is stored; provided, however, that the receiving Party may retain one (1) copy of such documents in a secure location for compliance purposes.

10.8 BMS Reversion Right. If this Agreement is terminated [***], this Section 10.8 will apply:

(a) BMS and its Affiliates will have, and EnCarda hereby grants to BMS and its Affiliates, an exclusive, royalty-bearing, worldwide license, with the right to grant sublicenses (through multiple tiers), under the EnCarda Reversion Technology to Develop, Manufacture, and Commercialize the Licensed Compounds and Reversion Products in the Field in the Territory (the “Reversion License”), provided that the license shall exclude [***]. [***] following notice of termination, the [***];

(b) [***]

(i) EnCarda will transfer and assign to BMS (or its designee) all INDs, Drug Approval Applications, and Regulatory Approvals and all other regulatory documents [***];

(ii) EnCarda will transfer to BMS (or its designee), to the extent not previously provided, a copy of all EnCarda Know-How within the EnCarda Reversion Technology [***];

(iii) [***];

(iv) [***];

(v) [***];

(vi) [***]; and

(vii) [***].

10.9 Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination, and the following provisions will survive the expiration or termination of this Agreement: Section 2.6, Section 2.7 (for the time period set forth therein), Section 4.2 (with respect to any Milestone Payments with respect to Milestone Events achieved prior to the effective date of expiration or termination of this Agreement), Section 4.3 (with respect to any obligation to share any Sublicensing Revenues received prior to the effective date of expiration or termination of this Agreement), Section 4.4 (with respect to the last Calendar Quarter of the Term to the extent not already reported and any outstanding payment obligation with respect to any royalty payments incurred prior to the effective date of expiration or termination of this Agreement), Section 4.5, Section 4.6 (for the time period set forth therein), Section 4.7, Section 5.1 (in the case of termination, but not expiration, of this Agreement, for the time period set forth in Section 10.7(a)), Section 6.1, Sections 7.1 to 7.4 (for the time period set forth in Section 7.1), Section 7.5.1, Section 7.5.2, Section 7.5.3 (for the time period set forth in Section 7.1), Section 7.6, Section 8.4, Sections 9.1 to 9.4, Section 9.5 (for the time period set forth therein), Section 10.1 (in case of expiration of this Agreement only, last sentence therein), 10.5 (in case of termination of this Agreement pursuant to Section 10.5, penultimate sentence therein), Section 10.7 (in the case of termination of this Agreement only), Section 10.8 (in the case of termination of this Agreement for any reason other than Section 10.5), this Section 10.9, Section 10.10, and Article 1 (to the extent necessary to interpret the other surviving provisions), and Article 11. Any expiration or early termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this

Agreement prior to such expiration or termination, including the obligation to share Sublicensing Revenues received prior to the effective date of expiration or termination of this Agreement, and the obligation to pay royalties with respect to Net Sales and Milestone Payments with respect to Milestone Events achieved prior to the effective date of expiration or termination of this Agreement, in each case, in accordance with the provisions of Article 4, and in furtherance thereof, the Parties shall conduct a final accounting as soon as reasonably practicable following expiration or termination of this Agreement to effectuate such sharing and payments. The termination provisions of this Article 10 are in addition to any other relief and remedies available to either Party under this Agreement and under Applicable Laws.

10.10 Rights in Bankruptcy. The Parties agree that in the event a Party becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein. Each Party as a licensee hereunder shall have the rights and elections as specified in Title 11, in addition to any other rights under this Agreement and Applicable Law. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11.

ARTICLE 11

MISCELLANEOUS.

11.1 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, epidemics, pandemics (other than the COVID-19 pandemic), the spread of infectious diseases, quarantines, failure or delay of transportation, default by suppliers or unavailability of raw materials, governmental acts or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

11.2 Notices. All notices or waivers which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by email (read receipt requested, and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows.

if to EnCarda, to:	EnCarda, Inc. 6929 Hayden Road Scottsdale, Arizona 85250 Attention: Chief Executive Officer Email: [***]

with a copy, which shall not constitute notice, to:	Goodwin Procter LLP 1900 N Street, N.W. Washington, DC 20036 Attention: [***]

if to BMS, to:	Bristol-Myers Squibb Company Route 206 and Province Line Road Princeton, NJ 08543-4000 Attention: Senior Vice President, Business Development

with a copy, which shall not constitute notice, to:	Bristol-Myers Squibb Company Route 206 and Province Line Road Princeton, NJ 08543-4000 Attention: Senior Vice President and Deputy General Counsel, Transactions Law Email: [***]

a copy of any report provided under Section 2.4 or Section 3.3 shall be sent by email to:	[***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered or sent by email on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the [***] Business Day following the date of mailing, if sent by mail.

11.3 Choice of Applicable Law, Jurisdiction, and Service.

11.3.1 Choice of Applicable Law; Jurisdiction. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of New York, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

11.3.2 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 11.2 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.

11.4 Dispute Resolution.

11.4.1 Any dispute between the Parties arising out of, in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), shall be resolved pursuant to this Section 11.4. Any Dispute shall first be referred to the Senior Executives of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Executives in writing shall be conclusive and binding on the Parties. If the Senior Executives are not able to agree on the resolution of any such Dispute within [***] (or such other period of time as mutually agreed by the Senior Executives) after such issue was first referred to them, then, except as otherwise set forth in Section 11.4.2, either Party shall have the right, upon written notice to the other Party, to initiate an alternative dispute resolution (“ADR”) proceeding pursuant to the procedures set forth in Section 11.4.3 for purposes of having the Dispute finally settled.

11.4.2 Intellectual Property Disputes. If a Dispute arises with respect the validity, enforceability or patentability of any Patent or other intellectual property rights, including trademark and copyright rights, and such Dispute cannot be resolved in accordance with Section 11.4.1, unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to an ADR proceeding in accordance with Section 11.4.3 and instead, either Party may initiate litigation in a court of competent jurisdiction, notwithstanding Section 11.3, in any country or other jurisdiction in which such rights apply.

11.4.3 ADR. Any ADR proceeding under this Agreement shall take place pursuant to the procedures set forth in Schedule 11.4.3. The Parties agree that any dispute concerning the propriety of the commencement of the arbitration or the scope and applicability of the agreement to arbitrate shall be determined by the Neutral (as defined in Schedule 11.4.3).

11.4.4 Adverse Ruling. Any determination pursuant to this Section 11.4 that a Party is in material breach of its material obligations hereunder shall specify a (nonexclusive) set of actions to be taken to cure such material breach, if feasible.

11.4.5 Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 11.4 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section 11.4.5 shall be specifically enforceable.

11.4.6 Equitable Remedies. Notwithstanding anything to the contrary herein, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other pre-arbitral order of provisional relief to avoid irreparable harm, maintain the status quo, preserve the subject matter of any Dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal will have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.

11.5 Independent Contractors. Each Party is acting under this Agreement as an independent contractor and not as the agent or employee of the other Party. Each Party understands and agrees that it has no authority to assume any obligation on behalf of the other Party and that it shall not represent to Third Parties that it has any authority to act on the other Party’s behalf except as expressly permitted herein. Unless otherwise expressly stated herein, each Party shall be responsible for its own expenses relating to its performance under this Agreement and shall not incur expenses for the other Party’s account unless expressly authorized by this Agreement.

11.6 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America that may be imposed upon or related to BMS or EnCarda from time to time by the government of the United States of America. Furthermore, EnCarda agrees that it will not export, directly or indirectly, any technical information or data acquired from BMS or its Affiliates under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

11.7 Assignment. Except as provided in this Section 11.7, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, in each case, in whole or in part (including as a result of a merger, transfer of going concern, sale of stock, sale of assets or other similar transaction (including by operation of law)) by either Party without the consent of the other Party. Either Party may assign this Agreement, without the prior written consent of the other Party, [***]. BMS may also, without EnCarda’s consent [***] assign to a Third Party its rights to receive royalties or other payments contained herein and any and all provisions related thereto (including audit rights and reporting rights; provided that such Third Party is under obligations of confidentiality and non-use with respect to such Confidential Information that are no less stringent than the terms of Article 7 but for a duration customary in confidentiality agreements entered into for similar purpose [***]. Any permitted assignee will assume all obligations of its assignor under this Agreement. This Agreement is binding upon the permitted successors and assigns of the Parties. Any attempted assignment not in accordance with this Section 11.7 will be void.

11.8 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

11.9 Titles and Interpretation. The titles of the Articles and Sections of this Agreement are for general information and reference only, and this Agreement shall not be construed by reference to the titles. Unless the context of this Agreement clearly requires otherwise, (i) references to the plural include the singular, the singular the plural, the part the whole, (ii) references to any gender include all genders, (iii) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (iv) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” and (v) references to “hereunder”, “herein”, “hereto” or “hereof” relate to this Agreement. Section, subsection and Schedule references are to this Agreement unless otherwise specified. The Parties acknowledge and agree that this Agreement has been prepared jointly and shall not be strictly construed against either Party and that ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

11.10 Entire Agreement. This Agreement, including [***] the Investment Agreements, the Side Letter Agreement, and the schedules and exhibits attached hereto and thereto, collectively, constitute and contain the complete, final and exclusive undertaking and agreement of BMS and EnCarda hereto, and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements whether oral or written, between the Parties respecting the subject matter hereof.

11.11 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

11.12 Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties.

11.13 Waiver. Failure or delay by either Party in exercising or enforcing any provision, right, or remedy under this Agreement, or waiver of any remedy hereunder, in whole or in part, shall not be deemed a waiver thereof, or prevent the subsequent exercise of that or any other rights or remedy.

11.14 Equitable Relief; Cumulative Remedies. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement, including any breach of Section 5.5, Section 5.6, or Section 10.8. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity. Except as expressly stated in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

11.15 Counterparts. This Agreement may be executed in any two counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile or “PDF” transmission.

11.16 Extension to Affiliates. [***] will have the right to extend the rights, licenses, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to [***]. [***] will remain fully liable for any acts or omissions of such Affiliates.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their respective authorized officers as of the Effective Date.

EnCarda, Inc.		MyoKardia, Inc.

By:	/s/ Tassos Gianakakos	By:	/s/ Sandra Ramos-Alves
Name: Tassos Gianakakos		Name: Sandra Ramos-Alves
Title: President and Chief Executive Officer		Title: President and Treasurer

[Signature Page to License Agreement]

Schedule 1.10

BMS Know-How

[***]

Schedule 1.11

BMS Patents

[***]

Schedule 1.52

Knowledge

[***]

Schedule 1.53

Lead Compound

[***]

Schedule 2.3

Development Plan

[***]

Schedule 2.5.2(a)

Manufacturing Technology Transfer Plan

[***]

Schedule 2.6

Inventory

[***]

Schedule 2.8.1

Regulatory Filings

[***]

Schedule 7.5.3

BMS Publications

[***]

Schedule 8.2(a)

danicamtiv Clinical Studies

[***]

Schedule 10.8(a)

[***]

[***]

Schedule 11.4.3

ADR Procedures

[***]